UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.   )

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Taubman Centers, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TAUBMAN CENTERS, INC.

Notice of 2012 Annual Meeting of Shareholders

To be held June 7, 2012

To the Shareholders of Taubman Centers, Inc.:

The 2012 Annual Meeting of Shareholders of Taubman Centers, Inc. (the “Company”) will be held on Thursday, June 7, 2012, at The Townsend Hotel, 100 Townsend Street, Birmingham, Michigan 48009, at 11:00 a.m., Eastern time, for the following purposes:

1.	To elect three directors named in the accompanying proxy statement to serve until the 2015 Annual Meeting of Shareholders;

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012;

3.	To approve (on an advisory basis) the compensation of our named executive officers; and

4.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

The Board of Directors has fixed the close of business on April 9, 2012 as the record date for determining the shareholders that are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the annual meeting.

We have elected again to furnish proxy materials to you primarily through the Internet, which expedites your receipt of materials, lowers our expenses and conserves natural resources. On or about April 24, 2012, we intend to mail to our shareholders of record (other than shareholders who previously requested e-mail or paper delivery of proxy materials) a notice containing instructions on how to access our 2012 proxy statement and 2011 annual report through the Internet and how to vote through the Internet. The notice also will include instructions on how to receive such materials, at no charge, by paper delivery (along with a proxy card) or by e-mail. Beneficial owners received a similar notice from their broker, bank or other nominee. Please do not mail in the notice, as it is not intended to serve as a voting instrument. Notwithstanding anything to the contrary, the Company may send certain shareholders of record a full set of proxy materials by paper delivery instead of the notice or in addition to sending the notice.

If you elected to receive the proxy materials by paper delivery, the annual report, proxy statement (together with the notice of annual meeting), and proxy card or voting instruction card will be enclosed. You can elect to receive future proxy materials by e-mail at no charge instead of receiving these materials by paper delivery by voting using the Internet and, when prompted, indicate you agree to receive or access shareholder communications electronically in future years.

By Order of the Board of Directors

Robert S. Taubman,

Chairman of the Board, President and Chief Executive Officer

Bloomfield Hills, Michigan

April 23, 2012

Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to vote promptly to save us the expense of additional solicitation. If you attend the annual meeting, you may revoke your proxy in accordance with the procedures set forth in the proxy statement and vote in person.

(i)

TAUBMAN CENTERS, INC.

200 East Long Lake Road, Suite 300

Bloomfield Hills, Michigan 48304-2324

Proxy Statement for 2012 Annual Meeting of Shareholders

References in this proxy statement to the “Company” mean Taubman Centers, Inc. and/or one or more subsidiaries, including, but not limited to, The Taubman Realty Group Limited Partnership (“TRG”), the Company’s majority-owned subsidiary partnership through which the Company owns interests in shopping centers, and The Taubman Company LLC (the “Manager”), which is approximately 99% beneficially owned by TRG and provides property management, leasing, development and other administrative services to, among others, the Company and its shopping centers. The Manager employs all U.S. employees of the Company and assists in all employee compensation matters.

This proxy statement contains information regarding the Annual Meeting of Shareholders of Taubman Centers, Inc. to be held at 11:00 a.m., Eastern time, on Thursday, June 7, 2012 at The Townsend Hotel, 100 Townsend Street, Birmingham, Michigan 48009 (the “annual meeting”). The Company’s Board of Directors (the “Board”) is soliciting proxies for use at the annual meeting and at any adjournment or postponement of such meeting. On or about April 24, 2012, the Company intends to mail to its shareholders of record (other than shareholders who previously requested e-mail or paper delivery of proxy materials) a notice (the “Notice”) containing instructions on how to access this proxy statement and the 2011 annual report through the Internet. Beneficial owners will receive a similar notice from their broker, bank or other nominee. In addition, on or about April 24, 2012, the Company and brokers, banks and other nominees will begin mailing or e-mailing the proxy materials to shareholders of record who previously requested such delivery. Notwithstanding anything to the contrary in this proxy statement, the Company may send certain shareholders of record a full set of proxy materials by paper delivery instead of the Notice or in addition to sending the Notice.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, holders of the Company’s common stock (the “common stock”) and Series B Non-Participating Convertible Preferred Stock (the “Series B Preferred Stock” and, together with the common stock, the “Voting Stock”) will act upon the matters outlined in the accompanying notice of meeting, including:

•	the election of three directors named in this proxy statement to serve until the 2015 annual meeting of shareholders;

•	the ratification of the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the year ending December 31, 2012; and

•	the approval (on an advisory basis) of the compensation of our named executive officers.

We are not aware of any other matters that will be brought before the shareholders for a vote at the annual meeting. If any other matter is appropriately brought before the meeting, your properly voted proxy card or voting instruction card gives authority to your proxies to vote on such matter in their best judgment. The proxy holders named in the proxy card will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.

In addition, management will report on the performance of the Company and will respond to appropriate questions from shareholders. The Company expects that representatives of KPMG will be present at the annual meeting and will be available to respond to appropriate questions. Such representatives will also have an opportunity to make a statement.

What are the Board’s recommendations?

The Board recommends a vote:

Proposal 1—FOR each of the director nominees listed in this proxy statement.

Proposal 2—FOR the ratification of KPMG’s appointment as the Company’s independent registered public accounting firm for 2012.

Proposal 3—FOR the advisory approval of the compensation of our named executive officers.

Who is entitled to vote?

Only record holders of Voting Stock at the close of business on the record date of April 9, 2012 are entitled to receive notice of the annual meeting and to vote the shares of Voting Stock that they held on the record date. Each outstanding share of Voting Stock is entitled to one vote on each matter to be voted upon at the annual meeting.

What counts as Voting Stock?

The Company’s common stock and Series B Preferred Stock vote together as a single class and constitute the voting stock of the Company. The Company’s 8% Series G Cumulative Redeemable Preferred Stock and 7.625% Series H Cumulative Redeemable Preferred Stock (collectively, the “Non-Voting Preferred Stock”) do not entitle their holders to vote at the annual meeting. No other shares of the Company’s capital stock other than the Voting Stock and the Non-Voting Preferred Stock are outstanding.

What is the Series B Preferred Stock?

The Series B Preferred Stock was first issued in late 1998 and is currently held by partners in TRG other than the Company. Only TRG partners can acquire shares of Series B Preferred Stock; for nominal consideration, TRG partners can acquire such number of shares of Series B Preferred Stock equal to the number of units of limited partnership in TRG (“TRG units”) that they hold. If a TRG partner tenders its TRG units for common stock under the Company’s Continuing Offer (described herein), it is required to redeem an equal number of shares of Series B Preferred Stock. If a TRG partner exercises options to acquire TRG units and elects to hold TRG units, such partner may also acquire an equal number of Series B shares. As of the date hereof, Robert Taubman and William Taubman are the only TRG partners who are also employees. All other employees are not TRG partners and upon their exercise of options to acquire TRG units, the TRG units are automatically converted to shares of common stock under the Continuing Offer.

The Series B Preferred Stock entitles its holders to one vote per share on all matters submitted to the Company’s shareholders and votes together with the common stock on all matters as a single class. In addition, the holders of Series B Preferred Stock (as a separate class) are entitled to nominate up to four individuals for election as directors. The number of individuals the holders of the Series B Preferred Stock may nominate in any given year is reduced by the number of directors nominated by such holders in prior years whose terms are not expiring. One current director whose term is expiring, William Taubman, and two current directors whose terms are not expiring, Robert Taubman and Lisa Payne, were nominated by the holders of the Series B Preferred Stock. The holders of Series B Preferred Stock are entitled to nominate one more individual for election as a director of the Company, but they have chosen not to do so with respect to this annual meeting.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of Voting Stock outstanding on the record date will constitute a quorum for all purposes. As of the record date, 85,190,468 shares of Voting Stock were outstanding, consisting of 58,769,533 shares of common stock and

26,420,935 shares of Series B Preferred Stock. Proxies marked with abstentions or instructions to withhold votes, as well as broker non-votes (defined below), will be counted as present in determining whether or not there is a quorum.

What is the difference between holding shares as a shareholder of record and a beneficial owner?

Shareholders of Record.    If your shares are registered directly in your name with the Company’s transfer agent, Computershare Shareowner Services, you are considered the shareholder of record with respect to those shares, and the applicable proxy materials are being sent directly to you by Broadridge Investor Communications Solutions on behalf of the Company. As the shareholder of record, you have the right to grant your voting proxy directly to the Company through a proxy card, through the Internet or by telephone or to vote in person at the annual meeting.

Beneficial Owners.    Many of the Company’s shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares, and the applicable proxy materials are being forwarded to you by your broker, bank or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting. Your broker, bank or nominee has enclosed voting instructions for you to use in directing the broker, bank or nominee on how to vote your shares. Since you are not the shareholder of record, you may not vote these shares in person at the annual meeting unless you obtain a proxy from your broker, bank or nominee and bring such proxy to the annual meeting.

Why did many shareholders receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

The Company has elected again to furnish proxy materials to you primarily through the Internet, which expedites the receipt of materials, lowers our expenses and conserves natural resources. If you received the Notice containing instructions on how to access this proxy statement and the 2011 annual report through the Internet, please do not mail in the Notice, as it is not intended to serve as a voting instrument.

How can I access the Company’s proxy materials and other reports filed with the SEC?

The Company’s website, www.taubman.com, under the Investing—SEC Filings tab provides free access to the Company’s reports with the U.S. Securities and Exchange Commission (“SEC”) as soon as reasonably practicable after the Company electronically files such reports with, or furnishes such reports to, the SEC, including proxy materials, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports. Further, you can view these documents on a website maintained by the SEC at www.sec.gov.

As noted above, most shareholders will receive a Notice with instructions on how to view the proxy materials through the Internet (at www.proxyvote.com). The Notice includes a control number that must be entered on the Internet in order to view the proxy materials. The Notice also describes how to receive the proxy materials by paper delivery or e-mail. You can elect to receive future proxy materials by e-mail at no charge by voting using the Internet and, when prompted, indicate you agree to receive or access shareholder communications electronically in future years. If you would like additional paper copies without charge, please send a written request to the Company’s executive offices: Taubman Centers Investor Services, 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304-2324.

The references to the website addresses of the Company and the SEC in this proxy statement are not intended to function as a hyperlink and, except as specified herein, the information contained on such websites are not part of this proxy statement.

May I vote my shares in person at the annual meeting?

Even if you plan to be present at the meeting, the Company encourages you to vote your shares prior to the meeting.

Shareholders of Record.    If you are a shareholder of record and attend the annual meeting, you may deliver your completed proxy card or vote by ballot.

Beneficial Owners.    If you hold your shares through a broker, bank or other nominee and want to vote such shares in person at the annual meeting, you must obtain a proxy from your broker, bank or other nominee giving you the power to vote such shares and bring such proxy to the annual meeting.

Can I vote my shares without attending the annual meeting?

By Mail.    If you received your annual meeting materials by paper delivery, you may vote by completing, signing and returning the enclosed proxy card or voting instruction card. Please do not mail in the Notice, as it is not intended to serve as a voting instrument.

By Telephone.    If you received your annual meeting materials by paper delivery, you may vote by telephone as indicated on your enclosed proxy card or voting instruction card.

Through the Internet.    You may vote through the Internet as instructed on your Notice, proxy card, voting instruction card, or e-mail notification. In order to vote through the Internet, you must enter the control number that was provided on your Notice, proxy card, voting instruction card, or e-mail notification. If you do not have any of these materials and are a shareholder of record, you may contact Taubman Centers Investor Services (248-258-7367) to request a proxy card (which will include your control number) to be mailed to your address on record or an e-mail with your control number to be sent to your e-mail address on record. If you do not have any of these materials and are a beneficial owner, you must contact your broker, bank or other nominee to obtain your control number.

Can I change my vote?

Shareholders of Record.    You may change your voting instructions at any time prior to the vote at the annual meeting. You may enter a new vote by mailing a new proxy card bearing a later date, through the Internet, by telephone, or by attending the annual meeting in person. Your attendance at the annual meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request and file the proper documentation with the Secretary of the Company. You may also revoke your proxy at any time by delivering a later-dated written revocation to the Secretary of the Company.

Beneficial Owners.    If you hold your shares through a broker, bank or other nominee, you should contact such person prior to the time such voting instructions are exercised.

What if I beneficially own shares through the Company’s 401(k) Plan?

Your proxy will serve to instruct the trustee of the 401(k) Plan how to vote your shares. If no direction is given to the trustee, the trustee will vote your shares held in the plan in the same proportion as votes received from other participants in the plan. To allow sufficient time for the trustee to vote your shares, your proxy must be received by 11:59 p.m. Eastern time on June 4, 2012. If you would like to revoke or change your voting instructions, you must do so by such time and date.

What does it mean if I receive more than one Notice, proxy card or voting instruction card?

If you receive more than one Notice, proxy card or voting instruction card, it means that you have multiple accounts with banks, brokers, other nominees and/or the Company’s transfer agent. Please take action with respect to each Notice, proxy card and voting instruction card that you receive. The Company recommends that you contact such persons to consolidate as many accounts as possible under the same name and address.

What if I do not vote for some of the proposals?

Shareholders of Record.    Proxies that are properly executed without voting instructions on certain matters will be voted in accordance with the recommendations of the Board on such matters. With respect to any matter not set forth on the proxy that properly comes before the annual meeting, the proxy holders named therein will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.

Beneficial Owners.    If you hold your shares in street name through a broker, bank or other nominee and do not provide voting instructions for any or all matters, such nominee will determine if it has the discretionary authority to vote your shares. Under applicable law and New York Stock Exchange (“NYSE”) rules and regulations, brokers have the discretion to vote on routine matters, such as the ratification of the appointment of the Company’s independent registered public accounting firm, but do not have discretion to vote on non-routine matters. For all other matters at the annual meeting, the Company believes that your bank, broker or nominee will be unable to vote on your behalf if you do not instruct them on how to vote your shares. If you do not provide voting instructions, your shares will be considered “broker non-votes” with regard to the non-routine proposals because the broker will not have discretionary authority to vote thereon. Therefore, it is very important for you to vote your shares for each proposal.

What vote is required to approve each item?

Proposal 1—Election of Directors. The three nominees who receive the most votes cast at the annual meeting will be elected as directors. The slate of nominees discussed in this proxy statement consists of three directors, Graham Allison, Peter Karmanos, Jr. and William Taubman, whose terms are expiring. Withheld votes and broker non-votes will have no effect on the outcome of the vote.

Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm. The affirmative vote of two-thirds of the shares of Voting Stock outstanding on the record date will be necessary to ratify the Audit Committee’s appointment of KPMG as the Company’s independent registered public accounting firm for the year ending December 31, 2012. Abstentions will have the same effect as a vote against the matter.

Proposal 3—Advisory Approval of the Compensation of Our Named Executive Officers. The affirmative vote of two-thirds of the shares of Voting Stock outstanding on the record date will be necessary to approve the compensation of our named executive officers. Abstentions and broker non-votes will have the same effect as a vote against the matter.

Other Matters. If any other matter is properly submitted to the shareholders at the annual meeting, its adoption generally will require the affirmative vote of two-thirds of the shares of Voting Stock outstanding on the record date. However, by a vote of the shares present, even if less than a quorum, the meeting may be adjourned to another place and time for a period not exceeding 30 days in any one case. The Board does not propose to conduct any business at the annual meeting other than as stated above.

Although the advisory votes in Proposal Nos. 2 and 3 are not binding on the Company, the Board and/or respective Committee will take your vote into consideration in determining future activities.

Is a registered list of shareholders available?

The names of shareholders of record entitled to vote at the annual meeting will be available to shareholders entitled to vote at the meeting on Thursday, June 7, 2012 at The Townsend Hotel for any purpose reasonably relevant to the meeting.

How do I find out the voting results?

The Company intends to announce preliminary voting results at the annual meeting and intends to disclose the final voting results in a current report on Form 8-K within four business days of the annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Ownership Table

The following table sets forth information regarding the beneficial ownership of the Company’s equity securities as of April 9, 2012 by each of the directors and named executive officers and all of the directors and executive officers as a group. The following table also sets forth information regarding the beneficial ownership of the Company’s Voting Stock by beneficial owners of more than 5% of either class of the Company’s Voting Stock. Each share of common stock and Series B Preferred Stock is entitled to one vote on each matter to be voted upon. The share information set forth in the table below (both numbers of shares and percentages) reflects ownership of common stock and Series B Preferred Stock in aggregate. The notes to the table include information regarding Series B Preferred Stock holdings of Robert Taubman, William Taubman and A. Alfred Taubman. The notes also include the percentage ownership of the shares of common stock and/or Series B Preferred Stock on a separate basis to the extent the holder’s ownership of such class represents greater than 1% of the outstanding shares. Further, the notes to the table include shares of the Company’s Non-Voting Preferred Stock held by directors or executive officers, including the percentage ownership of the Non-Voting Preferred Stock on a separate basis to the extent the holder’s ownership of such class represents greater than 1% of the outstanding shares. Unless otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the shares listed below.

		Number of Shares Which Can Be Acquired Within 60 Days of Record Date		Number of Shares Beneficially Owned		Percent of Shares
Directors, Executive Officers and More Than 5% Shareholders(1)	Number of Shares Owned Directly or Indirectly	Upon Exercise of Options Exercisable Within 60 Days	Held in Deferral Plans(2)
Robert S. Taubman	20,192,148	307,416	871,262	21,370,826	(3)(8)	24.7
Lisa A. Payne	94,672	174,037	—	268,709	(4)	*
William S. Taubman	20,069,918	170,731	—	20,240,649	(5)(8)	23.7
David T. Weinert	34,506	84,284	—	118,790		*
Stephen J. Kieras	39,322	296,956	—	336,278		*
Graham T. Allison	3,034	—	16,216	19,250		*
Jerome A. Chazen	60,000	—	18,686	78,686	(6)	*
Craig M. Hatkoff	10,778	—	—	10,778		*
Peter Karmanos, Jr.	50,000	—	16,216	66,216		*
William U. Parfet	12,645	—	15,859	28,504		*
Ronald W. Tysoe	—	—	7,541	7,541		*
A. Alfred Taubman	22,958,254	—	—	22,958,254	(7)(8)	26.9
TRA Partners LLC	17,886,716	—	—	17,886,716	(8)	21.0
200 E. Long Lake Road Bloomfield Hills, MI 48304
The Vanguard Group, Inc.	6,323,299	—	—	6,323,299	(9)	7.4
100 Vanguard Blvd. Malvern, PA 19355
BlackRock, Inc.	4,250,231	—	—	4,250,231	(10)	5.0
40 East 52nd Street New York, NY 10022
Cohen & Steers, Inc.	4,198,702	—	—	4,198,702	(11)	4.9
280 Park Avenue, 10th Floor New York, NY 10017
CBRE Clarion Securities, LLC	3,692,277	—	—	3,692,277	(12)	4.3
201 King of Prussia Rd., Suite 600 Radnor, PA 19087
Vanguard Specialized Funds-Vanguard REIT Index Fund	3,208,215	—	—	3,208,215	(13)	3.8
100 Vanguard Blvd. Malvern, PA 19355
Directors and Executive Officers as a Group (13 persons)	20,620,256	1,145,436	945,780	22,711,472	(14)	26.0

*	less than 1%

(1)

The Company has relied upon information supplied by certain beneficial owners and upon information contained in filings with the SEC. Except as set forth in note 3 below regarding TRG units subject to issuance under the option deferral agreement, the share figures assume that all TRG units issued upon the exercise of options (“options”) granted under the 1992 Option Plan or the 2008 Omnibus Plan will be immediately exchanged for an equal number of shares of common stock in accordance with the Company’s exchange offer (the “Continuing Offer”) to holders of options and certain partners in TRG. Share figures shown also assume that outstanding TRG units are not exchanged for common stock under the Continuing Offer (to avoid duplication, as a corresponding number of shares of Series B Preferred Stock are owned by each holder of TRG units) and that outstanding shares of Series B Preferred Stock are not converted into common stock (which is permitted, under specified circumstances, at the ratio of one share of common stock for each 14,000 shares of Series B Preferred Stock, with any resulting fractional shares redeemed for cash). As of April 9, 2012, there were 85,190,468 beneficially owned shares of Voting Stock outstanding, consisting of 58,769,533 shares of common stock and 26,420,935 shares of Series B Preferred Stock.

(2)	See note 3 below for a description of Robert Taubman’s option deferral agreement.

Under the Taubman Centers, Inc. Non-Employee Directors’ Deferred Compensation Plan, the restricted share units granted are fully vested at the time of grant but do not have voting rights. The deferral period continues until the earlier of the termination of director service or a change of control.

(3)

Consists of (A) 5,925 shares of Series B Preferred Stock that Robert Taubman owns, 1,338,496 shares of Series B Preferred Stock owned by R & W-TRG LLC (“R&W”), a company owned by Robert Taubman and his brother, William Taubman (shared voting and dispositive power), 17,699,879 shares of Series B Preferred Stock owned by TRA Partners LLC (“TRAP”) (shared voting and dispositive power), and 871,262 shares of Series B Preferred Stock subject to issuance under an option deferral agreement (See “Nonqualified Deferred Compensation in 2011” for a description of such agreement) (in the aggregate, 73.0% of the Series B Preferred Stock) and (B) 2,913 shares of common stock that Robert Taubman owns, 307,416 shares of common stock that Robert Taubman has the right to receive upon the exercise and conversion of options that have vested or will vest within 60 days of the record date, 164,000 shares of common stock owned by his wife, 16,475 shares of common stock owned in UTMA accounts for the benefit of his children, 777,623 shares of common stock owned by R&W (shared voting and dispositive power) and 186,837 shares of common stock owned by TRAP (shared voting and dispositive power) (in the aggregate, 2.5% of the common stock).

To avoid duplication, excludes 5,925 TRG units that Robert Taubman owns, 1,338,496 TRG units owned by R&W, the TRG Units owned by TRAP and 871,262 TRG units subject to issuance under the option deferral agreement. Also excludes all shares owned by Taubman Realty Ventures (“TRV”), TG Partners Limited Partnership (“TG”) and TG Acquisitions (“TGA”), because Robert Taubman has no voting or dispositive control over such entities’ assets. Robert Taubman disclaims any beneficial interest in the Voting Stock and TRG units owned by R&W, TRAP or the other entities described in the previous sentence beyond his pecuniary interest in R&W, TRAP or such other entities. See notes 7 and 8 below.

R&W has pledged 1,338,496 shares of Series B Preferred Stock and 1,338,496 TRG units, and 777,623 shares of common stock, to Citibank, N.A. as collateral for various loans.

(4)	94,672 shares of common stock owned are pledged; no related loan is outstanding. Excludes 3,000 shares of Series G Preferred Stock and 8,500 shares of Series H Preferred Stock owned by Ms. Payne.

Ms Payne is party to a 10b5-1 trading plan entered into on February 14, 2012. The plan provides for monthly sales of 1,500 shares of common stock if the specified minimum trading price is satisfied. Shares that are not sold in a particular month will be available for sale in subsequent months under the plan. A maximum of 15,000 shares remain available for sale under the plan as of April 9, 2012, which is set to expire on February 28, 2013.

(5)

Consists of (A) 5,925 shares of Series B Preferred Stock that William Taubman owns, 1,338,496 shares of Series B Preferred Stock owned by R&W (shared voting and dispositive power), and 17,699,879 shares of Series B Preferred Stock owned by TRAP (shared voting and dispositive power) (in the aggregate, 72.1% of the Series B Preferred Stock), and (B) 28,626 shares of common stock that William Taubman owns, 170,731 shares of common stock that William Taubman has the right to receive upon the exercise and conversion of options that have vested or will vest within 60 days of the record date, 32,532 shares of common stock owned in UTMA accounts for the benefit of his children, 777,623 shares of common stock owned by R&W (shared voting and dispositive power) and 186,837 shares of common stock owned by TRAP (shared voting and dispositive power) (in the aggregate, 2.0% of the common stock).

To avoid duplication, excludes 5,925 TRG units that William Taubman owns, 1,338,496 TRG units owned by R&W, and the TRG Units owned by TRAP. Also excludes all shares owned by TRV, TG and TGA because William Taubman has no voting or dispositive control over such entities’ assets. William Taubman disclaims any beneficial interest in the Voting Stock and TRG units owned by R&W, TRAP and the other entities described in the previous sentence beyond his pecuniary interest in R&W, TRAP and such other entities. See notes 7 and 8 below.

R&W has pledged 1,338,496 shares of Series B Preferred Stock and 1,338,496 TRG units, and 777,623 shares of common stock, to Citibank, N.A. as collateral for various loans.

(6)

Excludes 75,000 shares of Series G Preferred Stock owned by Mr. Chazen, 30,675 shares of Series G Preferred Stock owned by his wife, and 20,000 shares of Series G Preferred Stock owned in trusts for the benefit of his children (in the aggregate, 3.1% of the Series G Preferred Stock).

(7)

Includes 100 shares of common stock owned by A. Alfred Taubman’s revocable trust and 186,837 shares of common stock owned by TRAP (shared voting and dispositive power). Also includes 9,875 shares of Series B Preferred Stock owned by A. Alfred Taubman’s trust, 17,699,879 shares of Series B Preferred Stock owned by TRAP (shared voting and dispositive power), 4,605,361 shares of Series B Preferred Stock owned by TG, 445,191 shares of Series B Preferred Stock owned by TGA, and 11,011 shares of Series B Preferred Stock owned by TRV (in the aggregate, 86.2% of the Series B Preferred Stock). To avoid duplication, excludes TRG Units of the same amount as Series B Preferred Stock owned by such entities. A. Alfred Taubman, through control of the managing partner of each of TRV (through A. Alfred Taubman’s trust), TG and TGA, has sole authority to vote and (subject to certain limitations) dispose of the shares of Series B Preferred Stock owned by TRV and TG and TGA, respectively, and therefore A. Alfred Taubman may be deemed to be the beneficial owner of all of the shares of Series B Preferred Stock owned by TRV, TG and TGA. A. Alfred Taubman disclaims beneficial ownership in the Voting Stock and TRG Units owned by TRAP, TRV, TG and TGA beyond his pecuniary interest in those entities.

(8)

A. Alfred Taubman, Robert Taubman, William Taubman and Gayle Kalisman may be deemed to beneficially own 186,837 shares of common stock owned by TRAP and 17,699,879 shares of Series B Preferred Stock owned by TRAP. To avoid duplication, excludes the TRG Units owned by TRAP. Each person disclaims beneficial ownership in the Voting Stock and TRG Units owned by TRAP beyond such person’s pecuniary interest in TRAP.

(9)

Pursuant to Schedule 13G/A filed with the SEC on February 9, 2012. Represents 10.8% of the common stock. The Vanguard Group, Inc. has sole power to vote and shared power to dispose of 40,123 shares and sole power to dispose of 6,283,176 shares.

(10)	Pursuant to Schedule 13G/A filed with the SEC on February 10, 2012. Represents 7.2% of the common stock. This report includes holdings of various subsidiaries of the holding company.

(11)

Pursuant to Schedule 13G/A filed with the SEC on February 14, 2012. Represents 7.1% of the common stock. Cohen & Steers, Inc. has sole power to vote 2,588,551 shares and sole power to dispose of 4,198,702 shares. Cohen & Steers Capital Management, Inc. has sole power to vote 2,557,319 shares and sole power to dispose of 4,101,194 shares. Cohen & Steers Europe S.A. has sole power to vote 31,232 shares and sole power to dispose of 97,508 shares.

(12)

Pursuant to Schedule 13G/A filed with the SEC on February 13, 2012. Represents 6.3% of the common stock. CBRE Clarion Securities, LLC has sole power to vote 1,693,353 shares and sole power to dispose of 3,692,277 shares.

(13)	Pursuant to a Schedule 13G/A filed with the SEC on January 27, 2012. Represents 5.5% of the common stock. Vanguard Specialized Funds-Vanguard REIT Index Fund has sole power to vote 3,208,215 shares.

(14)

Consists of an aggregate of (A) 1,570,031 shares of common stock beneficially owned and 1,145,436 shares of common stock that such persons have the right to receive upon the exercise and conversion of options that have vested or will vest within 60 days of the record date, and 74,518 shares of common stock subject to issuance under the Non-Employee Directors’ Deferred Compensation Plan (in the aggregate, 4.7% of the common stock), and (B) 19,050,225 shares of Series B Preferred Stock beneficially owned and 871,262 shares of Series B Preferred Stock subject to issuance under the option deferral agreement (see note 3 above) (in the aggregate, 73.0% of the Series B Preferred Stock).

See notes 4 and 6 for Series G Preferred Stock beneficially owned by Ms. Payne and Mr. Chazen. See note 4 for Series H Preferred Stock beneficially owned by Ms. Payne. See notes 3, 4 and 5 for shares and units pledged as collateral.

Ownership Limitation

Under the Company’s Restated Articles of Incorporation (the “Articles”), in general, no shareholder may own more than 8.23% (the “General Ownership Limit”) in value of the Company’s “Capital Stock” (which term refers to the common stock, preferred stock and Excess Stock, as defined below). The Articles specifically permit two pension trusts to each own 9.9% in value of the Company’s Capital Stock and a third pension trust to own 13.74% in value of the Company’s Capital Stock (collectively, the “Existing Holder Limit”). In addition, the Board of Directors has the authority to allow a “look through entity” to own up to 9.9% in value of the Capital Stock (the “Look Through Entity Limit”), provided that after application of certain constructive ownership rules under the Internal Revenue Code and rules defining beneficial ownership under the Michigan Business Corporation Act, no person would constructively or beneficially own more than the General Ownership Limit. A look through entity is an entity (other than a qualified trust under Section 401(a) of the Internal Revenue Code, certain other tax-exempt entities described in the Articles, or an entity that owns 10% or more of the equity of any tenant from which the Company or TRG receives or accrues rent from real property) whose beneficial owners, rather than the entity, would be treated as owning the capital stock owned by such entity. Changes in the ownership limits cannot be made by the Board and would require an amendment to our Articles. Amendments to the Articles require the affirmative vote of holders owning not less than two-thirds of the outstanding Voting Stock.

The Articles provide that if the transfer of any shares of Capital Stock or a change in the Company’s capital structure would cause any person (the “Purported Transferee”) to own Capital Stock in excess of the General Ownership Limit, the Look Through Entity Limit, or the applicable Existing Holder Limit, then the transfer is to be treated as invalid from the outset, and the shares in excess of the applicable ownership limit automatically acquire the status of “Excess Stock.” A Purported Transferee of Excess Stock acquires no rights to shares of Excess Stock. Rather, all rights associated with the ownership of those shares (with the exception of the right to be reimbursed for the original purchase price of those shares) immediately vest in one or more charitable organizations designated from time to time by the Company’s Board of Directors (each, a “Designated Charity”). An agent designated from time to time by the Board (each, a “Designated Agent”) will act as attorney-in-fact for the Designated Charity to vote the shares of Excess Stock, take delivery of the certificates evidencing the shares that have become Excess Stock, and receive any distributions paid to the Purported Transferee with respect to those shares. The Designated Agent will sell the Excess Stock, and any increase in value of the Excess Stock between the date it became Excess Stock and the date of sale will inure to the benefit of the Designated Charity. A Purported Transferee must notify the Company of any transfer resulting in shares converting into Excess Stock, as well as such other information regarding such person’s ownership of the capital stock as the Company requests.

Under the Articles, only the Designated Agent has the right to vote shares of Excess Stock; however, the Articles also provide that votes cast with respect to certain irreversible corporate actions (e.g., a merger or sale of the Company) will not be invalidated if erroneously voted by the Purported Transferee. The Articles also provide that a director is deemed to be a director for all purposes, notwithstanding a Purported Transferee’s unauthorized exercise of voting rights with respect to shares of Excess Stock in connection with such director’s election.

Although A. Alfred Taubman, Robert S. Taubman, William S. Taubman and Gayle Kalisman may be deemed to beneficially own 26.9%, 24.7%, 23.7% and 21.0% of the Voting Stock, respectively, most of such Voting Stock consists of Series B Preferred Stock (see the beneficial ownership table above). The Series B Preferred Stock is convertible into shares of common stock at a ratio of 14,000 shares of Series B Preferred Stock to one share of common stock, and therefore one share of Series B Preferred Stock has a value of 1/14,000ths of the value of one share of common stock. Accordingly, the foregoing ownership of Voting Stock does not violate the ownership limitations set forth in the Company’s charter.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board currently consists of nine members serving three-year staggered terms. Three directors are to be elected at the annual meeting to serve until the 2015 annual meeting of shareholders or until such director’s earlier resignation, retirement or other termination of service. The Board has re-nominated Graham Allison, Peter Karmanos, Jr. and William Taubman for new three-year terms. Each of the nominees have consented to be named in this proxy statement and agreed to continue to serve as a director if elected by the shareholders. If any of them should become unavailable, the Board may designate a substitute nominee. In that case, the proxy holders named as proxies in the accompanying proxy card will vote for the Board’s substitute nominee. Alternatively, the Board may reduce the size of the Board or leave the position vacant. Additional information regarding the directors and director nominees of the Company is set forth below.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” EACH OF THE COMPANY’S THREE DIRECTOR NOMINEES THAT STAND FOR RE-ELECTION.

Under the Company’s Restated Articles of Incorporation, a majority of the Company’s directors must not be officers or employees of the Company or its subsidiaries. The directors and director nominees of the Company are as follows:

Name	Age	Title	Term Ending
Graham T. Allison	72	Director	2012
Peter Karmanos, Jr.	69	Director	2012
William S. Taubman	53	Chief Operating Officer and Director	2012
Jerome A. Chazen	85	Director	2013
Craig M. Hatkoff	58	Director	2013
Ronald W. Tysoe	59	Director	2013
Robert S. Taubman	58	Chairman of the Board, President and Chief Executive Officer	2014
Lisa A. Payne	53	Vice Chairman, Chief Financial Officer and Director	2014
William U. Parfet	65	Director	2014

Director Background and Qualifications

As set forth in the Corporate Governance Guidelines, the Nominating and Corporate Governance Committee considers the experience, mix of skills and other qualities of the existing Board to ensure an appropriate Board composition. The Nominating and Corporate Governance Committee believes that Board members must have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. In addition, it seeks to ensure the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the Company’s business, to enable the Board to fulfill its oversight responsibilities and act in the best interests of shareholders. In addition, the Nominating and Corporate Governance Committee believes that directors and nominees with the following qualities and experiences can assist in meeting this goal:

•

Senior Leadership experience.    Directors with experience in significant leadership positions provide the Company with experience and perspective in analyzing, shaping and overseeing the execution of operational, organizational and policy issues at a senior level. Further, they have a practical understanding of balancing operational needs and risk management. Through their service as top leaders at other organizations, they also have access to important sources of market intelligence, analysis and relationships that benefit the Company.

•

Business Entrepreneurship and Transactional Experience.    Directors who have a background in entrepreneurial businesses and growth transactions can provide insight into developing and implementing strategies for entering into new business segments, partnering in joint ventures, and/or growing via mergers and acquisitions. Further, they have a practical understanding of the importance of “fit” with the Company’s culture and strategy, the valuation of transactions and business opportunities, and management’s plans for integration with existing operations. Continuing efforts to expand in Asia and the determination to pursue developing outlet centers have benefitted from the Board’s entrepreneurial experience.

•

Financial and Accounting Experience.    An understanding of the financial markets, corporate finance, accounting requirements and regulations, and accounting and financial reporting processes allows directors to understand, oversee and advise management with respect to the Company’s operating and strategic performance, capital structure, financing and investing activities, financial reporting, and internal control of such activities. The Company also seeks to have a number of directors who qualify as financial experts under SEC rules, and we expect all of our directors to be financially knowledgeable.

•

Real Estate Experience.    An understanding of real estate issues, particularly with respect to regional mall shopping centers, department stores and other key tenants, real estate development and real estate investment companies generally, allows directors to bring critical industry-specific knowledge and experience to our company. Education and experience in the real estate industry is useful in understanding the Company’s development, leasing and management of shopping centers, acquisition and disposition of centers, the Company’s strategic vision and the competitive landscape of the industry.

•

Brand Marketing Expertise.    The Company utilizes a retailing approach to the management and leasing of its centers, with a key focus on having a large, diverse selection of retail stores in each center and a constantly changing mix of tenants to address retail trends and new retail concepts. The Company also provides innovative initiatives to heighten the shopping experience and build customer loyalty. Directors who have brand marketing experience and/or knowledge of the fashion industry can provide expertise and guidance as we seek to maintain and expand brand and product awareness and a positive reputation.

•

Public Company Board Experience.    Directors who serve or have served on other public company boards can offer advice and insights with regard to the dynamics and operation of a board of directors, the relations of a board to the CEO and other management personnel, the importance of particular agenda and oversight matters, and oversight of a changing mix of strategic, operational, and compliance-related matters.

•

Global Expertise.    The Company is expanding its platform into China and Korea, and therefore directors with global expertise can provide a useful business and cultural perspective regarding aspects of our business.

The following sets forth the business experience during at least the past five years of each Board nominee and each of the directors whose term of office will continue after the annual meeting. In addition, the following includes, for each director, a brief discussion of the specific experiences, qualifications, attributes and skills that led to the conclusion that each of the directors should serve on the Board at this time in light of the goals set forth above.

Graham T. Allison.    Mr. Allison has served as a director of the Company since 1996, as well as one year of service from 1993 to 1994 prior to becoming the United States Assistant Secretary of Defense in the first Clinton administration. Mr. Allison is the Douglas Dillon Professor of Government and the Director of the Belfer Center for Science and International Affairs at Harvard University, serving in such capacities since 1995. He has been a leading analyst of U.S. national security and defense policy for over three decades. As “founding dean” of the Kennedy School of Harvard University, Mr. Allison built a major professional school of public policy and government from 1977 to 1989. Mr. Allison also served as a special advisor to the Secretary of Defense under President Reagan and numerous public committees and commissions related to national security and defense issues. He has served as a director of Natixis Global Asset Management, the Loomis Sayles Funds and the Hansburger Funds since 1984. He also previously served as a director of CDC Nvest Funds and IXIS Asset Advisors, as well as Belco Oil and Gas, Chase Manhattan Bank, Getty Oil Company, and USEC.

Mr. Allison has significant knowledge of the Company and its culture based on his 16 years of service as a director. Mr. Allison’s extensive Board and Board committee experience across industries enables him to provide significant insight as to governance and compliance-related matters. Mr. Allison’s extensive knowledge and experience in complex international affairs and government policy, and the resulting significant contacts he has established therefore, has benefitted the Company’ development plans domestically and internationally. His career in academia and government policy also has provided a unique insight into strategic planning and risk management issues.

Peter Karmanos, Jr.    Mr. Karmanos has served as a director of the Company since 2000. Mr. Karmanos is the founder, and has served as a director since its inception in 1973, of Compuware Corporation, a global provider of software solutions and professional services headquartered in Detroit, Michigan. Mr. Karmanos has served as Compuware’s Chairman since November 1978, and as its Chief Executive Officer from July 1987 to June 2011, and as its President from October 2003 to March 2008. In June 2011, Mr. Karmanos was appointed Executive Chairman. Mr. Karmanos founded the Barbara Ann Karmanos Institute and is a co-owner of the Carolina Hurricanes. Mr. Karmanos has been a director of Worthington Industries, Inc. since 1997 (currently a member of its Compensation and Executive Committees and Chair of its Nominating and Governance Committee).

Mr. Karmanos has significant knowledge of the Company and its culture based on his 12 years of service as a director. Mr. Karmanos has significant expertise and experience in public company management, entrepreneurial leadership, brand marketing, strategic planning, international business and informational technology resulting from his development and leadership of Compuware for over 39 years, from start-up to member of the S&P 500. Mr. Karmanos’ unique perspective enables him to bridge the gap between Chairman and CEO and the independent directors of a public company. He also has in-depth entrepreneurial and strategic planning experience from his leadership of numerous civic and charitable organizations, many of which are focused on finance, technology and business matters. Mr. Karmanos also has extensive Board and Board committee experience at other public companies, including through his current and long-standing service as a director of Worthington Industries and Compuware (as Executive Chairman), which enables him to provide significant insight as to governance and compliance-related matters.

William S. Taubman.    Mr. Taubman is the Chief Operating Officer of the Company, appointed in 2005, and served as Executive Vice President of the Company from 1994 to 2005. Mr. Taubman is also the Executive Vice President of the Manager, a position he has held since 1994. Mr. Taubman has also been a director of the Company since 2000. His responsibilities include the overall management of the development, leasing, and center operations functions. He held various other positions with the Manager prior to 1994. Mr. Taubman also serves as a member of the Board and the Executive Committee of the International Council of Shopping Centers and was the Board’s immediate past Chairman, and is a member of the Urban Land Institute and the National Association of Real Estate Investment Trusts. He is also Chairman of New Detroit and serves on the Board of Governors for the Museum of Arts & Design in New York. Mr. Taubman is the brother of Robert Taubman.

Mr. Taubman has led the Company as a principal executive officer for 18 years and as a director for 12 years. Mr. Taubman has a unique perspective and understanding of the Company’s business, culture and history, having led the Company through many economic cycles, internal and external growth and curtailment, global expansion and other key operational and strategic initiatives. His day-to-day leadership of the Company gives him critical insights into the Company’s operations, strategy and competition, and allows him to facilitate the Board’s ability to perform its critical oversight function. Through his work at the Company and his leadership roles in numerous real estate and shopping center industry associations in Michigan and nationally, he possesses an in-depth knowledge of the REIT and regional mall industries on a global basis, and has significant relationships with key developers, potential and current joint venture partners, and tenants. He also served as a financial analyst specializing in mergers and acquisitions before joining the Company.

Jerome A. Chazen.    Mr. Chazen has served as a director of the Company since its initial offering in 1992. Mr. Chazen has been the Chairman of Chazen Capital Partners, a private investment company, since 1996.

Mr. Chazen is also the Chairman Emeritus of Liz Claiborne, Inc., a company he founded with three other partners in 1976. Mr. Chazen is also the founder of the Jerome A. Chazen Institute of International Business, the focal point of all international programs at Columbia University Business School. Mr. Chazen has been a director of Atrinsic, Inc. (f/k/a New Motion, Inc.) since April 2005. He also serves as a board member, executive or trustee for numerous educational and charitable organizations.

Mr. Chazen has significant knowledge of the Company and its culture based on his 20 years of service as a director. Mr. Chazen has in-depth knowledge and expertise in retail shopping, brand marketing, senior leadership, strategic planning, and international business through his development and leadership of Liz Claiborne, which enables him to provide a unique insight to the Company’s tenants, centers and international expansion. Mr. Chazen also has significant expertise in entrepreneurship, finance and accounting, executive management, acquisitions and dispositions, and strategic planning through his private investment entity and numerous charitable organizations. Mr. Chazen also has Board and Board committee experience at other public companies, which enables him to provide significant insight as to governance and compliance-related matters.

Craig M. Hatkoff.    Mr. Hatkoff has served as a director of the Company since 2004. Mr. Hatkoff served as Vice Chairman of Capital Trust, Inc., a real estate investment management company listed on the New York Stock Exchange and one of the largest dedicated real estate mezzanine lenders, from 1997 to 2000, and served on the Board of Directors from 1997 to 2010. From 2002 to 2005, Mr. Hatkoff was a trustee of the New York City School Construction Authority, the agency responsible for the construction of all public schools in New York City. Mr. Hatkoff was a founder and a managing partner of Victor Capital Group, L.P., from 1989 until its acquisition in 1997 by Capital Trust, Inc. Previously, he spent 11 years at Chemical Bank, including as co-head of the real estate investment banking unit, where he was a pioneer in commercial mortgage securitization. Mr. Hatkoff is a co-founder of the Tribeca Film Festival. Mr. Hatkoff is also Chairman of Turtle Pond Publications LLC, which is active in children’s publishing and entertainment and is a private investor in other entrepreneurial ventures. Mr. Hatkoff has been a director of SL Green Realty Corp since January 2011.

Mr. Hatkoff has in-depth expertise and knowledge of real estate, capital markets, finance, private investing, entrepreneurship and executive management through his work with Chemical Bank, Victor Capital Group and Capital Trust. As a result of the foregoing, Mr. Hatkoff provides a unique insight into the financial markets generally, valuation analysis, strategic planning, and unique financing structures and alternatives. He also possesses entrepreneurial, brand marketing and senior leadership experience through his service on the Boards of numerous educational and charitable organizations. Mr. Hatkoff also has extensive Board and Board committee experience at other public companies, including his current service at SL Green Realty and his long-standing service to Capital Trust, which enables him to provide significant insight as to governance and compliance-related matters particular to real estate companies.

Ronald W. Tysoe.    Mr. Tysoe has served as a director of the Company since 2007. Mr. Tysoe was a Senior Advisor at Perella Weinberg Partners LP, a boutique investment banking firm in New York from October 2006 through September 2007. Prior to that he was Vice Chairman, Finance and Real Estate, of Federated Department Stores, Inc. (now Macy’s, Inc.), a position he held since April 1990. Mr. Tysoe served as Chief Financial Officer of Federated from 1990 to 1997 and served on the Federated Board of Directors from 1988 until 2005. Mr. Tysoe is currently a member of the Board of Directors of the following companies and currently serves on the following Board committees: Scripps Networks Interactive, Inc. (spun off from E.W. Scripps Company), a media and broadcasting enterprise, since July 2008 (Chairman of the Audit Committee and a member of the Compensation Committee); Canadian Imperial Bank of Commerce, since February 2004 (Chairman of the Audit Committee and a member of the Corporate Governance Committee); Cintas Corporation, since December 2007 (Chairman of the Audit Committee and a member of the Corporate Governance and Nominating Committee); and Pzena Investment Management, Inc., since December 2008 (member of the Audit, Compensation and Corporate Governance Committees). He also served as a director of Retail Investment Opportunities Corp (f/k/a NRDC Acquisition Corp., a special purpose acquisition corporation listed on the Amex exchange) from October 2007 to December 2009 (served on the Audit and Compensation Committees), and Ohio Casualty Corporation from February 2006 to September 2007 (served on the Audit and Governance Committees).

Mr. Tysoe’s long-standing service as a director of a company in the retail industry has provided him with extensive knowledge and experience in transactional, brand marketing, strategic planning, governance and international business matters. Such experience enables Mr. Tysoe to provide unique insight into tenant and development matters and the retail industry generally. In addition, he possesses an in-depth knowledge of accounting and finance from his executive and director positions, which included serving as a chief financial officer. Mr. Tysoe has extensive Board and Board committee experience at other public companies across many industries, including through his current service to four other public companies, which enables him to provide significant insight as to governance and compliance-related matters and in particular accounting and finance matters. As a result of the foregoing expertise and experience, Mr. Tysoe qualifies as a financial expert under SEC rules.

Robert S. Taubman.    Mr. Taubman is the Chairman of the Board, and President and Chief Executive Officer of the Company and the Manager, which is a subsidiary of TRG. Mr. Taubman has been Chairman since December 2001 and President and CEO since 1990. Mr. Taubman has been a director of the Company since 1992. Mr. Taubman has been a director of Comerica Bank and related predecessor boards since 1987 (currently, a member of the Enterprise Risk Committee) and of Sotheby’s Holdings, Inc., the international art auction house, since 2000 (currently, Chairman of the Compensation Committee and a member of the Finance Committee). He is also the Chairman-Elect (three-year term beginning July 2012) and a director of the Real Estate Roundtable, a Trustee of the Urban Land Institute, a member of the Board of Governors of the National Association of Real Estate Investment Trusts, and a former trustee of the International Council of Shopping Centers. Mr. Taubman is the brother of William Taubman.

Mr. Taubman has led the Company as a principal executive officer for 36 years, as a director for 20 years and as Chairman for 11 years. Mr. Taubman is a recognized leader in the REIT and regional mall industries. Mr. Taubman has a unique perspective and understanding of the Company’s business, culture and history, having led the Company through many economic cycles, internal and external growth and curtailment, global expansion and other key operational and strategic initiatives. His day-to-day leadership of the Company gives him critical insights into the Company’s operations, strategy and competition, and allows him to facilitate the Board’s ability to perform its critical oversight function. Through his work at the Company and his leadership roles in numerous real estate and shopping center industry associations in Michigan and nationally, he possesses an in-depth knowledge of the REIT and regional mall industries on a global basis, and has significant relationships with key developers, potential and current joint venture partners, and tenants. Mr. Taubman’s extensive Board and Board committee experience at other public companies, including through his current and long-standing service as a director of Comerica Bank and Sotheby’s Holdings, also provide him significant insight as to governance and compliance-related matters of public companies generally.

Lisa A. Payne.    Ms. Payne is the Chief Financial Officer and Vice Chairman of the Company, appointed in 2005, and previously served as the Executive Vice President and the Chief Financial and Administrative Officer of the Company from 1997 to 2005. Ms. Payne has been a director of the Company since 1997. Prior to joining the Company in 1997, Ms. Payne was a vice president in the real estate department of Goldman, Sachs & Co., where she held various positions between 1986 and 1996. Ms. Payne has served as a trustee of Munder Series Trust and Munder Series Trust II, open-end management investment companies, since 2005 and a director of Masco Corporation since 2007 (currently, a member of the Audit, Compensation and Governance Committees).

Ms. Payne has led the Company as a principal executive officer and director for 15 years. Ms. Payne also has a unique perspective and understanding of the Company’s business, culture and history, having led the Company through many economic cycles, internal and external growth and curtailment, global expansion and other key operational and strategic initiatives. Her day-to-day leadership of the Company gives her critical insights into the Company’s operations, strategy and competition, and allows her to facilitate the Board’s ability to perform its critical oversight function. Through her work at the Company and in the investment banking community, she possesses an in-depth knowledge of the REIT and regional mall industries on a global basis, including with respect to the financial markets and corporate finance, and has significant expertise in financial and accounting matters. Ms. Payne also has significant relationships with key financing sources. Ms. Payne’s Board and Board committee experience at Masco also provides her with significant insight as to governance and compliance-related matters of public companies generally.

William U. Parfet.    Mr. Parfet has served as a director of the Company since 2005. Mr. Parfet is currently Chairman and Chief Executive Officer of MPI Research, a Michigan-based, privately-held pre-clinical toxicology research laboratory. He joined MPI Research in November 1995 as co-Chairman and has served as Chairman and Chief Executive Officer since 1999. From 1993 to 1996, he served as president and chief executive officer of Richard-Allan Medical Industries (now Thermo Fisher Scientific Inc.), a worldwide manufacturer of surgical and laboratory products. Prior to that, from 1973 to 2003, he served in a variety of positions at The Upjohn Company, a pharmaceutical company, most recently as Vice Chairman of the Board. Previously, Mr. Parfet also served as Trustee for the Financial Accounting Foundation, which oversees the Financial Accounting Standards Board (FASB), as a member of the Emerging Issues Task Force (EITF), and as National Chairman of the Financial Executives Institute. Mr. Parfet has served on the boards of Monsanto Company since June 2000 (currently Chairman of the Audit and Finance Committee and a member of the Executive and People and Compensation Committees) and Stryker Corporation since 1993 (currently Chairman of the Audit Committee and a member of the Governance and Nominating Committee, and the Lead Independent Director). He also served as a director of PAREXEL International Corporation from June 2001 to May 2006 (served on the Executive, Audit and Compensation Committees), and a director of CMS Energy Corporation from November 1991 to May 2005 (served on the Audit, Executive, Finance and Pension, Organization and Compensation Committees).

Mr. Parfet’s long-standing service as an executive and director of multinational companies has provided him with extensive knowledge and experience in executive management, transactional, brand marketing, strategic planning and international business matters. In addition, he possesses an in-depth knowledge of accounting, finance and capital markets resulting from his executive and director positions, which included serving as a chief financial officer, controller and treasurer of a multinational corporation, as well as his numerous leadership positions with national financial and accounting industry groups. Mr. Parfet also has extensive Board and Board committee experience at other public companies, including through his current and long-standing service as a director of Monsanto Company and Stryker Corporation. Such Board experience, including his role as lead independent director at Stryker, enables Mr. Parfet to provide significant insight as to governance and compliance-related matters and in particular accounting and finance matters. As a result of the foregoing expertise and experience, Mr. Parfet qualifies as a financial expert under SEC rules.

Director Independence

The NYSE listing standards set forth objective requirements for a director to satisfy, at a minimum, in order to be determined to be independent by the Board. In addition, in order to conclude a director is independent in accordance with the NYSE listing standards, the Board must also consider all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the Board may determine from time to time. The Board has adopted additional categorical standards regarding relationships that the Board does not consider material for purposes of determining a director’s independence. The Company’s Corporate Governance Guidelines set forth the NYSE objective requirements and the Company’s additional categorical standards for Board independence, as well as additional independence standards for members of the Audit Committee established by the SEC and the NYSE.

The Board has determined, after considering all of the relevant facts and circumstances including written information provided by each director, that Messrs. Allison, Chazen, Hatkoff, Karmanos, Parfet and Tysoe are “independent” from management in accordance with the NYSE listing standards and the Company’s Corporate Governance Guidelines. In particular, the Board considered that Mr. Parfet is a member of the Board for the College of Creative Studies in Detroit, Michigan. The Company, the Taubman Endowment for the Arts and A.

Alfred Taubman contributed $16,500 in aggregate to the College of Creative Studies in 2011, and A. Alfred Taubman has made a $15 million testamentary pledge as well. The Board determined these donations and pledge did not impair independence because (A) A. Alfred Taubman has been a member of the Board for the College of Creative Studies since October 1987 and serves as chairman of the building committee, and (B) Mr. Parfet did not solicit any of such donations and pledge.

The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are composed entirely of independent directors. In addition, after considering all of the relevant facts and circumstances, the Board has determined that each member of the Audit Committee of the Board qualifies under the Audit Committee independence standards established by the SEC and the NYSE.

BOARD MATTERS

The Board of Directors

General

The Board has general oversight responsibility for the Company’s affairs and the directors, in exercising their fiduciary duties, represent and act on behalf of the shareholders. Although the Board does not have responsibility for the Company’s day-to-day management, it stays regularly informed about the Company’s business and provides guidance to management through periodic meetings and other informal communications. The Board is significantly involved in overseeing, among other things, the Company’s strategic and financial planning process, leadership development, as well as other functions carried out through the Board committees as described below. The Board also performs an annual performance review of the Board and individual directors.

Board Leadership

Our Board is led by Robert Taubman, the Company’s Chairman, President and Chief Executive Officer. Although the Board recognizes the increasing utilization of Non-Executive Chairmen and lead directors in many public companies, the Board believes its current leadership structure is most appropriate for the Company and best serves the shareholders of the Company at the current time, as it has since Robert Taubman became Chairman in 2001. There is no “one size fits all” approach to ensuring independent leadership. The Board believes that its independent directors, who represent two-thirds of the Board, are deeply engaged and provide significant independent leadership and direction given their executive and Board experience noted above. See “Proposal 1-Election of Directors—Director Background and Qualifications.” The independent directors are the sole members of the Audit, Nominating and Corporate Governance, and Compensation Committees, collectively which oversee critical matters of the Company such as the integrity of the Company’s financial statements, the compensation of executive management, the selection and evaluation of directors, and the development and implementation of the Company’s corporate governance policies and structures. The independent directors also meet regularly in executive session at Board and committee meetings and have access to independent advisors as they deem appropriate. Management supports this oversight role through its tone-at-the-top and open communication.

Risk Management

The Board oversees the Company’s risk management. This oversight is administered primarily through the following:

•	the Board’s review and approval of the management annual business plan and five-year strategic plan, including the projected opportunities and challenges facing the business each year;

•	the Board’s review, on at least a quarterly basis, of business developments, strategic plans and implementation, liquidity and financial results;

•	the Board’s oversight of the implementation of an enterprise risk management framework;

•	the Board’s oversight of succession planning;

•	the Board’s oversight of capital spending and financings;

•

the Audit Committee’s oversight of financial reporting, internal control over financial reporting and the internal audit function, including its discussions with management, the independent accountants and internal auditors regarding the quality and adequacy thereof;

•	the Nominating and Corporate Governance’s oversight of the corporate governance policies of the Company and leadership in the self-evaluation assessments of the Board and committees; and

•

the Compensation Committee’s review and approvals regarding executive officer compensation and its relationship to the Company’s business plan, as well its review of compensation plans generally and the related risks.

Meetings

The Board and its committees meet throughout the year at regularly scheduled meetings, and also hold special meetings and act by written consent as appropriate. In 2011, the Board held five meetings. During 2011, each director attended at least 75%, in aggregate, of the meetings of the Board and all committees of the Board on which he or she served. Directors are expected to attend all meetings, including the annual meeting of shareholders, and it is the Company’s policy to schedule a meeting of the Board on the date of the annual meeting of shareholders. All directors attended the 2011 annual meeting in person or via conference call, except Mr. Chazen.

Non-management directors hold regularly scheduled executive sessions at which they meet without the presence of management. These executive sessions generally occur around regularly scheduled meetings of the Board. Each meeting, the position of presiding director is rotated in alphabetical order among the non-management directors. For more information regarding the Board and other corporate governance policies and procedures, see “—Corporate Governance.” For information on how you can communicate with the Company’s non-management directors, including the presiding director, see “—Communication with the Board.”

Committees of the Board

The Board has delegated various responsibilities and authority to Board committees and each committee regularly reports on its activities to the Board. Each committee, except the Executive Committee, has regularly scheduled meetings and often has executive sessions at which they meet without the presence of management. Each committee, other than the Executive Committee, operates under a written charter approved by the Board, which is reviewed annually by the respective committees and the Board and is available on the Company’s website, www.taubman.com, under Investing—Corporate Governance. The table below sets forth the current membership of the four standing committees of the Board and the number of meetings in 2011 of such committees:

Name	Audit	Compensation	Nominating and Corporate Governance	Executive
Graham T. Allison	—	—	X	X
Jerome A. Chazen	Chair	X	—	—
Craig M. Hatkoff	—	Chair	X	—
Peter Karmanos, Jr.	—	X	—	—
William U. Parfet	X	—	Chair	—
Lisa A. Payne	—	—	—	—
Robert S. Taubman	—	—	—	Chair
William S. Taubman	—	—	—	—
Ronald W. Tysoe	X	—	—	X
Meetings	12	2	2	1

Audit Committee

The Audit Committee is responsible for providing independent, objective oversight and review of the Company’s auditing, accounting and financial reporting processes, including reviewing the audit results and monitoring the effectiveness of the Company’s internal control over financial reporting and internal audit function. In addition, the Audit Committee engages the independent registered public accounting firm and approves its work plan. See “Audit Committee Disclosure,” “Report of the Audit Committee” and the Audit Committee’s charter for additional information on the responsibilities and activities of the Audit Committee.

The Board has determined that each Audit Committee member has sufficient knowledge in reading and understanding financial statements to serve thereon and is otherwise financially literate. The Board has further determined that Mr. Parfet and Mr. Tysoe each qualify as an “audit committee financial expert” within the meaning of SEC regulations and that each of them has the accounting and related financial management expertise required by the NYSE listing standards. The designation of an “audit committee financial expert” does not impose upon such person any duties, obligations or liabilities that are greater than are generally imposed on such person as a member of the Audit Committee and the Board, and such designation does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board.

In accordance with NYSE rules, an Audit Committee member may not simultaneously serve on more than two other audit committees of public companies unless the Board determines that such simultaneous service would not impair the ability of such person to effectively serve on the Audit Committee and discloses such determination. Mr. Tysoe, appointed to the Audit Committee and Board in December 2007, is a member of more than two other public company audit committees. In March 2012, after considering all of the relevant facts and circumstances, including but not limited to Mr. Tysoe’s other activities and commitments (noting, in particular, that he does not have full time employment other than his service on various Boards) as well as his exemplary service to the Board and Audit and Executive Committees since his appointment, the Board determined that the foregoing would not impair Mr. Tysoe’s ability to effectively serve on the Audit Committee.

Compensation Committee

The Compensation Committee is responsible for overseeing compensation and benefit plans and policies, reviewing and approving equity grants and otherwise administering share-based plans, and reviewing and approving annually all compensation decisions relating to the Company’s senior management. The Compensation Committee also reviews and discusses, at least annually, the relationship between risk management policies and practices, corporate strategy and the Company’s compensation programs. See “Compensation Discussion and Analysis,” “Compensation Committee Report” and the Compensation Committee’s charter for additional information on the responsibilities and activities of the Compensation Committee.

Role of Management.    Similar to prior years, in 2011 the Compensation Committee took significant direction from the recommendations of the Manager, including Robert Taubman and Robert Reese, Senior Vice President, Chief Administrative Officer of the Manager, with respect to the design and implementation of the Company’s compensation program for its senior management. See “Compensation Discussion and Analysis—Advisors Utilized in Compensation Determinations” for further information.

Role of Compensation Consultant.    The Compensation Committee has the sole authority to engage outside advisors and establish the terms of such engagement, including compensatory fees. The Compensation Committee determined to re-engage Towers Watson as its compensation consultant for 2011 with respect to the Company’s senior management and director compensation programs and approved the terms of such engagement. Representatives of Towers Watson often are invited to attend the Compensation Committee meetings.

The Compensation Committee works with management to determine the consultant’s responsibilities and direct its work product, although the Compensation Committee is responsible for the formal approval of the annual work plan. Towers Watson’s responsibilities in 2011 with respect to executive compensation included, among other things: (A) to discuss ‘best practices’ and market trends in compensation; (B) to assess generally the Company’s competitive position regarding compensation of named executive officers based on proxy data; and (C) to review the CD&A in the 2011 proxy statement and assist in calculating the 280G amounts for purposes of the 2011 proxy statement. See “Compensation Discussion and Analysis” for further information regarding Towers Watson’s services as part of the 2011 compensation program for named executive officers.

The Compensation Committee intends to review the non-employee director compensation program every other year and make recommendations to the Board as appropriate. The Compensation Committee engaged Towers Watson to assess the Company’s competitive position regarding its non-employee director compensation program in 2010, which resulted in a revised program effective January 1, 2011. Towers Watson did not assess the non-employee director compensation program in 2011. See “—Director Compensation” below for further information.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying and nominating individuals qualified to serve as Board members, other than vacancies for which holders of the Series B Preferred Stock propose nominees, and recommending directors for Board committees. The Nominating and Corporate Governance Committee also is responsible for recommending to the Board appropriate Corporate Governance Guidelines and overseeing governance issues. See the Nominating and Corporate Governance Committee’s charter for additional information on its responsibilities and activities.

As set forth in the Corporate Governance Guidelines, the Nominating and Corporate Governance Committee considers the experience, mix of skills and other qualities of the existing Board to ensure appropriate Board composition. The Nominating and Corporate Governance Committee believes directors and nominees must have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. The Nominating and Corporate Governance Committee does not have a specific diversity policy underlying its nomination process, although it seeks to ensure the Board includes members with diverse backgrounds, qualifications, skills and experience, including appropriate financial, governance, capital market, real estate, retail and other expertise relevant to the Company’s business. Generally, the Nominating and Corporate Governance Committee will re- nominate incumbent directors who continue to satisfy its criteria for membership on the Board, who it believes will continue to make important contributions to the Board and who consent to continue their service on the Board. If a vacancy on the Board occurs, the Nominating and Corporate Governance Committee will seek individuals who satisfy its criteria for membership on the Board.

The Nominating and Corporate Governance Committee generally relies on multiple sources for identifying and evaluating non-incumbent nominees, including referrals from the Company’s current directors and management. In 2011, the Nominating and Corporate Governance Committee did not engage a search firm or pay fees to other third parties in connection with identifying or evaluating Board nominee candidates. The Nominating and Corporate Governance Committee does not solicit director nominations, but will consider recommendations by shareholders with respect to elections to be held at an annual meeting, so long as such recommendations are sent on a timely basis to the Secretary of the Company and are in accordance with the Company’s Restated By-Laws (the “By-Laws”) and applicable law. The Nominating and Corporate Governance Committee will evaluate nominees recommended by shareholders against the same criteria that it uses to evaluate other nominees. The Company did not receive any nominations of directors by shareholders for the 2012 annual meeting.

Under the By-Laws, shareholders must follow an advance notice procedure to nominate candidates for election as directors or to bring other business before an annual meeting. The advanced notice procedures set forth in the By-Laws do not affect the right of shareholders to request the inclusion of proposals in the Company’s proxy statement and form of proxy pursuant to SEC rules. See “Additional Information—Presentation of Shareholder Proposals and Nominations at 2013 Annual Meeting” for information regarding providing timely notice of shareholder proposals and nominations. For nominations and shareholder proposals, the notice provided by shareholders to the Company must include, among other things:

•	for director nominations:

•	the name and address of the person or persons being nominated;

•	the consent of each nominee to serve as a director if elected and to be named in the proxy statement;

•	a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships,

between or among the shareholder and beneficial owner, if any, and their respective affiliates and associates and others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates or others acting in concert therewith;

•	a description of certain voting or compensatory arrangements;

•

information regarding the nominee to enable the Company to determine whether the proposed nominee qualifies as an independent director and otherwise is in compliance with the Company’s policies and guidelines applicable to directors; and

•	such other information regarding each nominated person that would be required in a proxy statement filed pursuant to the SEC’s proxy rules in the event of an election contest.

•	for other business, a brief description of such business, the reasons for conducting such business and any material interest in such business; and

•	for a shareholder and beneficial owner(s), if any, on whose behalf the action is being made:

•	the name and address of the shareholder (and beneficial owner, if any) making the nomination;

•	the class and number of shares of the Company’s stock that the nominating shareholder (and beneficial owner, if any) owns;

•	information regarding such persons’ interest (and the interest of related persons) in the matters being proposed;

•	arrangements between the persons proposing such action;

•

the interests of such persons and related persons in the Company’s stock, including disclosure of agreements that involve hedging, short positions and similar arrangements and agreements that involve acquiring, voting, holding or disposing of the Company’s stock; and

•	whether such persons intend to solicit proxies in support of the proposed business or nominee.

In addition, such information provided to the Company must be updated and supplemented so that all applicable information is true and correct as of the record date and within 15 days prior to the applicable meeting or any adjournment or postponement thereof. See the By-Laws for complete information required to be included in such notice to the Company.

Executive Committee

The Executive Committee has the authority to exercise many of the functions of the full Board between meetings of the Board.

Corporate Governance

The Board and management are committed to responsible corporate governance to ensure that the Company is managed for the benefit of its shareholders. To that end, the Board and management periodically review and update, as appropriate, the Company’s corporate governance policies and practices. The Company also updates policies and practices as mandated by the Sarbanes-Oxley Act of 2002, Dodd-Frank and other SEC or NYSE rules and regulations.

The Board has adopted Corporate Governance Guidelines, a copy of which can be found at the Company’s web site, www.taubman.com, under Investing—Corporate Governance. These guidelines address, among other things, director responsibilities, qualifications (including independence), compensation and access to management and advisors. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing these guidelines and recommending any changes to the Board.

The Board also has adopted a Code of Business Conduct and Ethics (the “Code”), which sets out basic principles to guide the actions and decisions of all of the Company’s employees, officers and directors. The Code, also available at the Company’s web site under Investing—Corporate Governance, covers numerous topics including honesty, integrity, conflicts of interest, compliance with laws, corporate opportunities and confidentiality. Waivers of the Code are discouraged, but any waiver or material amendment that relates to the Company’s executive officers or directors may only be made by the Board or a Board committee and will be publicly disclosed on the Company’s website under Investing—Corporate Governance within four business days of such waiver. See “Related Person Transactions” for additional information on the Board’s policies and procedures regarding related person transactions.

A copy of the Company’s committee charters, Corporate Governance Guidelines and Code will be sent to any shareholder, without charge, upon written request sent to the Company’s executive offices: Taubman Centers Investor Services, 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304-2324.

Director Compensation

Non-employee director compensation consists of a mix of cash and equity, with such directors retaining the option to defer such compensation under the Non-Employee Directors’ Deferred Compensation Plan. The combination of cash and equity compensation is intended to provide incentives for non-employee directors to continue to serve on the Board, to further align the interests of the Board and shareholders and to attract new non-employee directors with outstanding qualifications. Directors who are employees or officers of the Company or any of its subsidiaries do not receive any compensation for serving on the Board and therefore are excluded from the director compensation table below. The Company reimburses all directors for expenses incurred in attending meetings or performing their duties as directors.

The Compensation Committee intends to review the non-employee director compensation program every other year and make recommendations to the Board as appropriate. As described below, the Board revised the non-employee director compensation program effective January 1, 2011.

Summary of 2011 Non-Employee Director Compensation Program

The Compensation Committee engaged Towers Watson to assess the Company’s competitive position regarding its non-employee director compensation program in 2010. The market data reviewed (based on 2009 compensation data) included the 32-REIT peer group also utilized for executive compensation market data and a general industry group of 24 non-financial public companies with 2009 year-end market capitalizations similar to the Company. The Compensation Committee determined to position the director compensation between the 75th percentile of the REIT peer group and the median of the general industry peer group. Based on such market data and benchmarking, the Committee recommended and the Board approved, effective January 1, 2011, an increase in the cash retainer from $35,000 to $60,000, an increase in the equity retainer from $50,000 to $70,000, and increases in the additional cash retainer for the Chairs of the Compensation Committee from $7,500 to $10,000 and the Nominating and Corporate Governance Committee from $5,000 to $7,500.

The following table sets forth the compensation program for non-employee directors in 2011:

Annual cash retainer:
Audit Committee chair	$72,500
Compensation Committee chair	70,000
Nominating and Corporate Governance chair	67,500
Other directors	60,000
Annual equity retainer (fair market value)	70,000
Attendance fees per Board or Committee meeting	1,500

Annual Cash Retainer.    The annual cash retainer is paid each quarter (in advance).

Annual Equity Retainer.    Non-employee directors receive shares of common stock having a fair market value of $17,500 each quarter (in advance). The fair market value is based on the closing price as of the last business day of the preceding quarter. The awards are made pursuant to the 2008 Omnibus Plan. The Company does not coordinate the timing of share grants with the release of material non-public information, as the grant date is always the first business day of each quarter.

Non-Employee Directors’ Deferred Compensation Plan.    Non-employee directors may defer the receipt of all or a portion of the cash retainer and equity retainer until the earlier of the termination of Board service or upon a change of control. The deferred compensation is denominated in restricted share units, and the number of restricted share units received equals the deferred retainer fee divided by the fair market value of the Company’s common stock on the business day immediately before the date the director would have been otherwise entitled to receive the retainer fee. During the deferral period, the non-employee directors’ deferral accounts are credited with dividend equivalents on their deferred restricted share units (corresponding to cash dividends paid on the Company’s common stock), payable in additional restricted share units based on the fair market value of the Company’s common stock on the business day immediately before the record date of the applicable dividend payment. Each non-employee director’s deferral account is 100% vested. The restricted share units are converted into the Company’s common stock at the end of the deferral period for distribution.

Perquisites.    The Company does not provide any perquisites to directors.

2011 Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)(3)	Stock Awards ($) (2)(3)	Total ($)
Graham T. Allison	72,000	70,000	142,000
Jerome A. Chazen	101,000	70,000	171,000
Craig M. Hatkoff	83,645	69,855	153,000
Peter Karmanos, Jr.	70,500	70,000	140,500
William U. Parfet	94,500	70,000	164,500
Ronald W. Tysoe	87,000	70,000	157,000

Total	508,645	419,855	928,500

(1) Represents amounts earned in cash in 2011 with respect to the annual cash retainer, meeting fees and fractional shares awarded under the 2008 Omnibus Plan that are paid in cash.

(2)    Reflects shares of common stock granted under the 2008 Omnibus Plan in 2011. The amounts reported reflect the grant date fair value of each award, which equals the corresponding cash value of the award.

(3)    In 2011, the following directors elected to defer the receipt of all or a portion of their cash retainer and equity retainer under the Non-Employee Directors’ Deferred Compensation Plan. The restricted share units are fully vested at the grant date.

	2011 Cash Deferrals ($)	2011 Stock Deferrals ($)	Restricted Share Units Credited (excl. dividend equivalents) (#)
Graham T. Allison	60,000	70,000	2,878
Jerome A. Chazen	72,500	70,000	3,182
Peter Karmanos, Jr.	60,000	70,000	2,878
William U. Parfet	67,500	70,000	3,005
Ronald W. Tysoe	—	70,000	1,514

Mr. Hatkoff did not defer any retainer amounts. Therefore, the value of fractional shares related to the equity retainer was paid in cash.

Stock Ownership Guidelines

Effective January 2011, the Board revised the stock ownership guidelines for non-employee directors based upon the recommendation of the Compensation Committee. Under the revised guidelines, non-employee directors are required to retain 6,390 shares of the Company’s common stock, which corresponds to $300,000 (five times the annual cash retainer, excluding the additional cash retainer for committee chairs) divided by $46.95 (the Company’s average closing stock price over the 90 trading days prior to January 1, 2011, the date of Board approval). Directors generally will have a six-year period to comply with the guidelines, with the initial compliance deadline being March 1, 2013 for current directors. The Compensation Committee will review the minimum equity holding level and other market trends and practices on a periodic basis. The Compensation Committee has confirmed that all directors currently satisfy the guidelines.

Communication with the Board

Any shareholder or interested party who desires to communicate with the Board or any specific director, including non-management directors, the presiding director, or committee members, may write to: Taubman Centers, Inc., Attn: Board of Directors, 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304-2324.

Depending on the subject matter of the communication, management will:

•	forward the communication to the director or directors to whom it is addressed (matters addressed to the Chairman of the Audit Committee will be forwarded unopened directly to such Chairman);

•

attempt to handle the inquiry directly where the communication does not appear to require direct attention by the Board or an individual member, e.g. the communication is a request for information about the Company or is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

To submit concerns regarding accounting and auditing matters, shareholders and other interested persons may also call the Company’s toll free, confidential hotline number published at www.taubman.com under Investing—Corporate Governance. Employees may submit such concerns on a confidential and anonymous basis.

Communications made through the confidential hotline number are reviewed by the Audit Committee at each regularly scheduled meeting; other communications will be made available to directors at any time upon their request.

EXECUTIVE OFFICERS

The executive officers of the Company serve at the pleasure of the Board. The executive officers of the Company are as follows:

Name	Age	Title
Robert S. Taubman	58	Chairman of the Board, President and Chief Executive Officer
Lisa A. Payne	53	Vice Chairman, Chief Financial Officer and Director
William S. Taubman	53	Chief Operating Officer and Director
Esther R. Blum	57	Senior Vice President, Controller and Chief Accounting Officer
Stephen J. Kieras	58	Senior Vice President, Development of The Taubman Company LLC
Robert R. Reese	48	Senior Vice President, Chief Administrative Officer of The Taubman Company LLC
David T. Weinert	52	Senior Vice President, Leasing of The Taubman Company LLC

See “Proposal 1-Election of Directors” for biographical and other information regarding Robert Taubman, Lisa Payne and William Taubman.

Esther R. Blum is a Senior Vice President, the Controller, and Chief Accounting Officer of the Company, a position she has held since 1999. Ms. Blum became a Vice President of the Company in January 1998, when she assumed her current principal functions. Between 1992 and 1997, Ms. Blum served as the Manager’s Vice President of Financial Reporting and served the Manager in various other capacities between 1986 and 1992.

Stephen J. Kieras is Senior Vice President, Development of the Manager, a position he has held since September 2004. Mr. Kieras was a Group Vice President, Development of the Manager from 2001 to September 2004, a Vice President, Development from 1998 to 2001 and a Director, Development from 1990, when he joined the Manager, to 1998.

Robert R. Reese is Senior Vice President, Chief Administrative Officer of the Manager, a position he has held since June 2005. Mr. Reese was Senior Vice President, Strategy and Business Performance of the Manager from 2004 to June 2005. Prior to joining the Company, Mr. Reese was a partner in the Chicago-based management consulting firm of RNW Consulting from 1998 to 2004, where he advised the Company on a range of corporate performance initiatives. Earlier in his career he served as a senior manager with Accenture and a vice president at Citibank.

David T. Weinert is Senior Vice President, Leasing of the Manager, a position he has held since July 2004. Mr. Weinert was a Group Vice President, Leasing of the Manager from 2001 to July 2004, a Vice President heading leasing for the Manager’s western region based in San Francisco from 1992 to 2001 and served the Manager’s leasing department in various other capacities between 1986 and 1992.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee (referred to as the “Committee” in this section and the Named Executive Officer Compensation Tables) is composed entirely of independent directors and administers the senior management compensation program of the Company. The Committee’s responsibilities include recommending and overseeing compensation and benefit plans and policies, reviewing and approving equity grants and otherwise administering share-based plans, and reviewing and approving annually all compensation decisions relating to the Company’s senior management, including the Chief Executive Officer, the Chief Financial Officer and the other executive officers named in the Summary Compensation Table (the “named executive officers”). The term “senior management” as used herein refers to the 11 members of the Company’s operating committee in 2011, a key managerial unit for the Company’s business, consisting of the executive officers and other key employees. This Compensation Discussion and Analysis (“CD&A”) explains how the Company’s compensation programs are designed and operate in practice with respect to the named executive officers.

Executive Summary

Overview of Compensation Program

The following is a summary of key aspects of our 2011 compensation program for named executive officers.

•

Straightforward compensation program.    The primary compensation elements consist of base salary, an annual cash bonus, and a long-term incentive award (collectively, “total direct compensation” or “TDC”).

•

Limited perquisites and no defined benefit plans.    The Company provides limited perquisites to named executive officers that are not generally available to all employees. Further, the Company does not maintain any defined benefit pension plans for its named executive officers.

•

Limited nonqualified deferred compensation plans.    The Company provides a supplemental retirement plan with limited benefits. Further, Robert Taubman has an option deferral agreement that was initially entered into in 2002.

•

Limited increases in target annual compensation since 2007 in recognition of economic and industry uncertainty and difficulties.    The Committee approved a 3% increase in base salaries for 2011, which was commensurate with the overall average wage increase of 3% provided to the Company’s salaried employees. The Committee also increased the target annual bonus by 3%, while the target LTIP remained unchanged. This correlated to a 1% to 2% increase in target TDC (defined below) for each named executive officer. The Committee had approved a 3% increase in base salaries only for 2010, which was the first increase in target annual compensation since March 2007 (although certain named executive officers received special option grants in 2009).

•

Emphasis on pay-for performance, with utilization of a variety of key metrics.    Target performance-based compensation equaled 44% to 49% of the target TDC of named executive officers in 2011. Further, the Committee ensures that executives focus on a few key performance metrics. The 2011 annual bonus program was predicated on the achievement of Funds from Operations (“FFO”) per diluted share and growth in comparable center net operating income (“Comp Center NOI”). The Company reported adjusted FFO per share of $3.05 and Comp Center NOI growth of 4.9%, which correlated to a bonus pool of at least 150% for senior management. The 2011 performance share unit grants represent a contingent number of units of stock granted at the beginning of a three-year performance cycle, with the actual payout of units at 0% to 300% of the target grant amount based on the Company’s relative total shareholder return (compared to 27 REITs) over such performance period. 2011 total shareholder return (beginning March 2, 2011, the beginning of the performance period for the 2011 awards) was 19.5%, which correlated to a 296% payout of the 2011 target performance share unit awards; the actual payout determination will be made for the three-year period ended March 1, 2014.

•

Focus on Company and management performance as a whole, while recognizing individual responsibilities.    The performance metrics utilized generally are based on the Company and management team as a collective unit, to foster teamwork and maximize the Company’s performance. However, the allocation of the annual bonus pool earned by senior management in aggregate is based on individual considerations.

•

Balance of short-term and long-term compensation.    In 2011, long-term incentive compensation represented 35% to 55% of target TDC, generally with an increasing percentage of long-term pay as a named executive officer’s level of responsibility increases. In addition, named executive officers have significant amounts of equity awards granted in prior years subject to vesting over a number of years. The stock ownership guidelines reinforce shareholder alignment for long-term performance.

•

Employment and change of control agreements with certain named executive officers.    The Company and TRG are party to change of control agreements with certain members of senior management, including Ms. Payne, Mr. Weinert and Mr. Kieras. Messrs. Robert and William Taubman do not have change of control agreements. The change of control agreements were originally entered into in connection with a hostile takeover bid in 2003, and the Committee believes these agreements were instrumental in the continued success of the Company. A fundamental feature of these agreements is that most of the benefits have a “double-trigger,” which means a change of control and the actual or constructive termination of employment, in this case within three years of the trigger event. The agreements also provide for a tax gross up on benefits that exceed 110% of the Section 280G limits, which ensures that the benefits of such agreements are fully realized. Ms. Payne is also party to an employment agreement, which provides additional severance benefits other than those resulting from a change of control.

•

Significant Shareholder Support for Compensation Program for Named Executive Officers.    The Company’s say-on-pay proposal was approved by approximately 88% of the total outstanding voting shares and approximately 97% of the votes cast at the 2011 annual meeting. The Committee and Board discussed the results of such stockholder vote in detail. In light of the significant shareholder support, the Committee and management determined that specific shareholder outreach on compensation matters was not necessary. In light of such support and many other factors discussed herein, the Committee determined that no material changes to the compensation policies and programs for the named executive officers were appropriate in response to the say-on-pay vote.

Overview of 2011—Establishing Target TDC

In determining compensation changes for named executive officers from year to year, the Committee generally focuses on target total direct compensation (“target TDC”), which consists of base salary, a target annual cash bonus and target long-term incentive awards. In 2011, the Committee continued to be challenged to remain fiscally responsible, while also ensuring the named executive officers were retained, incentivized and aligned with shareholders. The Committee also noted anticipated regulatory reforms addressing executive compensation, which created additional uncertainties.

In respect of its review of the 2011 compensation program, Towers Watson provided the Committee with general proxy statement data and information on material compensation trends with respect to the named executive officers to provide a general understanding of current compensation practices, but such information was not used for benchmarking purposes. The Committee had last considered benchmarking in 2010, when it had engaged Towers Watson to conduct a market study of target TDC of senior management compared to a 32-REIT comparator group to assist the Committee in understanding market conditions and the competitiveness of the existing program. The 32-REIT peer group utilized for this purpose was comprised of 22 of 26 REITs (excluding the Company) included in the FTSE NAREIT ALL REIT Index, Property Sector: Retail (the “NAREIT Index”) as of such date, and other REITs selected based on total capitalization, business mix, and market for executive talent. The four companies in the index were excluded from the market data because the Company believed they were not in the same market for executive talent primarily based on their size. However, after review of all such data and in light of the macroeconomic, industry and internal factors noted below, the Committee determined that it was not the appropriate time for benchmarking or other market-driven changes in compensation. The Committee intends to engage Towers Watson to perform similar analyses at least every other year; Towers Watson provided such analysis in December 2011, which will be considered in connection with the 2012 executive compensation program.

In March 2011, the Committee determined that it was prudent to increase base salaries by 3%, which was commensurate with the overall average wage increase of 3% provided to the Company’s salaried employees, and to increase the target annual bonus by 3%. The target long-term incentive awards remained unchanged for 2011 for the named executive officers. This correlated to a 1% to 2% increase in target TDC for each named executive officer.

The following table sets forth target TDC approved for the named executive officers in 2011.

							Target TDC
Name	Base Salary ($)	Target Annual Bonus ($)	Target LTIP Award- PSUs ($)	Target Performance- Based Compensation (% of Target TDC)(1)	Target LTIP Award- RSUs ($)	Target Long- Term Incentive Compensation (% of Target TDC)(2)	2011 ($)(3)	% Change from 2010(3)	Internal Pay Equity (% of CEO 2011 Target TDC)
Robert S. Taubman	718,893	654,193	825,000	49%	825,000	55%	3,023,086	1%	—
Lisa A. Payne	580,644	458,709	500,000	44%	500,000	46%	2,185,353	1%	72%
William S. Taubman	552,994	436,866	500,000	47%	500,000	50%	1,989,860	2%	66%
David T. Weinert	387,096	305,806	240,000	44%	240,000	39%	1,242,902	2%	41%
Stephen J. Kieras	348,387	275,226	185,000	44%	185,000	35%	1,047,613	2%	35%

(1)	Target Annual Bonus plus Target LTIP Award-PSUs, divided by Target TDC in 2011.

(2)	Target LTIP Award-PSUs plus Target LTIP Award-RSUs, divided by Target TDC in 2011.

(3)

Target TDC for the four years beginning 2009 includes an additional $146,000, $70,000 and $54,000 for Lisa Payne, David Weinert and Stephen Kieras, respectively, which represents the annualized value for a special option grant made in 2009.

Overview of 2011—Operating Performance and Pay-For-Performance

Target Performance Metrics.    In late 2010 and early 2011, when the Committee discussed and finalized the 2011 target TDC and other compensation determinations for named executive officers, the Company had begun to see positive signs of stabilization in the economy and capital markets although the impacts of the recent recession continued. The Company believed that the health of retailers had improved, in particular due to landlords working with retailers in trouble to effectively help them restructure outside of bankruptcy. The retail environment had shown improvement, as had Company’s mall tenant sales, and retailers were becoming more optimistic with their expansion plans and capital allocation decisions. However, retailers remained sensitive to occupancy costs and negotiations were challenging.

2011 Annual Bonus Program.    The 2011 annual bonus program was predicated on the achievement of FFO per diluted share and Comp Center NOI growth. In early 2011, the Company announced guidance for 2011 FFO per diluted share of $2.86 to $2.98 (excluding the impact of the continued ownership of The Pier Shops at Caesars (“The Pier Shops”) and Regency Square (“Regency”)). The 2011 initial guidance represented a decrease from the $3.00 comparable measure in 2010. In providing this guidance, the Company noted that the Company’s share of lease cancellation income in 2011 was only expected to be $6 million to $8 million compared to the nearly $22 million in 2010. The Company also initially forecasted Comp Center NOI, excluding lease cancellation income, to increase 1% to 2% from 2010, resulting from increased tenant rents partially offset by modestly lower net recoveries.

Similar to the 2009 and 2010 annual bonus program, the Committee established the performance targets for bonuses between 50% to 150% of the target pool, with the Committee retaining full discretion to determine the bonus pool outside those performance parameters. Consistent with prior years, the Committee retained authority to adjust reported financial measures for unusual or nonrecurring items that impact the results in a given year and/or that were not contemplated when the original targets were set; the Committee customarily utilizes this discretion as appropriate. The following table sets forth the objective performance goals for FFO per diluted share and Comp Center NOI growth, excluding the impact of The Pier Shops and Regency, to earn 50% to 150% of the bonus pool.

Performance Measure	Threshold (50% bonus pool)	Target/Budget (100% bonus pool)		(125% bonus pool)		Maximum (150% bonus pool)
FFO per diluted share	$2.77		$2.87		$2.95		$3.02
Comp Center NOI growth(1)	—	≥	0%	≥	2%	≥	2%

(1)	Excluding lease cancellation income.

2011 PSU Awards.    The 2011 performance unit grants represent a contingent number of units of stock, with the actual payout of units at 0% to 300% of the target grant amount based upon the Company’s total shareholder return over a three-year period compared to the 27 other REITs in the NAREIT Index. The Company utilized the full NAREIT Index to ensure the perception of objectivity in setting such performance measure.

2011 Results and Earned Compensation.    The named executive officers earn the target TDC only to the extent target performance measures are achieved. To the extent target performance measures are not achieved or are exceeded, the named executive officers generally will earn compensation below or above the target TDC, respectively. Notwithstanding the foregoing, the Committee retains the discretion to revise performance-based compensation for individual performance (as utilized historically for the allocation of the senior management annual bonus pool) or extraordinary circumstances. The Committee also retains discretion to provide bonuses outside the Company’s annual bonus program, make equity grants other than under the existing long-term incentive program, and to provide other compensation.

2011 Annual Bonus Program.    Net income allocable to common shareholders was $3.03 per diluted common share in 2011 compared to $0.86 per diluted common share in 2010. Excluded from Adjusted FFO in 2011 were $174.2 million of gains on the extinguishment of The Pier Shops and Regency debt, $5.3 million of acquisition costs and a $2.2 million income allocation impact of the redemption of the Series F preferred equity. Adjusted FFO per diluted share (also excluding the operations of The Pier Shops and Regency) was $3.05 in 2011, compared to FFO per diluted share (excluding the operations of The Pier Shops and Regency) of $3.00 in 2010. Comp Center NOI (excluding lease cancellation income) in 2011 increased by 4.9% from 2010.

The Committee initially considered a bonus pool of 157% of target based on the extrapolation of the performance curve approved by the Committee for payout levels between 50% and 150%. A bonus pool of 157% bonus of target was approved for participants in the 2011 annual bonus program other than senior management. The Committee approved a bonus pool of 150% of target for senior management based on its subjective view of the performance of senior management and the Company.

Overall, the 2011 bonus expense for senior management was approximately $4.7 million compared to a target bonus pool of $3.1 million, as well as compared to 2010 expense of $5.0 million and a target bonus pool of $3.0 million. In February 2012, the Committee allocated the actual cash bonus pool for senior management based on the target bonuses for each person and its subjective determination of individual performance.

2011 PSU Awards.    During 2011, the Company had a 27% total shareholder return, which compares to the MSCI US REIT Index of 8.7%, the FTSE NAREIT Equity Retail Index of 12.2%, the S&P 500 Index of 2.1% and the S&P 400 MidCap Index of (1.7)%.

From March 2, 2011 (the beginning of the performance period for the 2011 awards) through December 31, 2011, the Company’s total shareholder return was 19.5%. As of December 31, 2011, such performance correlated to a 296% payout of the 2011 target performance share unit awards. The actual payout determination will be made for the three-year period ended March 1, 2014.

2011 RSU Awards.    All restricted share units granted in 2011 provide for vesting on March 1, 2014, subject to time vesting.

Compensation Philosophy, Program Objectives and Key Features

The Company’s compensation program for its named executive officers is designed to:

•	provide total compensation that is both fair and competitive;

•	attract, retain and motivate key executives who are critical to the Company’s operations;

•	increase the proportion of “at-risk” pay as an employee’s level of responsibility increases, while rewarding superior individual and Company performance on both a short-term and long-term basis; and

•	align executives’ long-term interests with those of shareholders.

In furtherance of the foregoing objectives, the Committee has designed the compensation program for named executive officers generally to consist of base salary, an annual cash bonus, and long-term incentive awards, as well as limited perquisites, contributions to defined contribution plans and customary benefits provided to all salaried employees. Further, certain named executive officers have a right to contingent compensation relating to change of control and/or employment agreements.

The following table sets forth how each element of compensation to named executive officers for 2011 is intended to satisfy one or more of the Company’s compensation objectives, as well as key features of the compensation elements that address such objectives.

Element of Compensation	Compensation Objectives	Key Features
Base Salary

•        Provide a minimum, fixed level of cash compensation

•        Primary factor in retaining and attracting key employees in a competitive marketplace

•        Preserve an employee’s commitment during downturns in the REIT industry and/or equity markets

• Determinations based on an evaluation of the individual’s experience, current performance, and internal pay equity and a comparison to peer group

Element of Compensation	Compensation Objectives	Key Features

Annual Cash Bonus	• Incentive for the achievement of annual Company financial goals and individual performance • Assist in retaining, attracting and motivating employees in the near term

•        Performance measures were FFO per diluted share, as adjusted for extraordinary and/or unusual charges, and Comp Center NOI growth

•        Target cash bonus pool for senior management consisted of aggregate target cash bonuses of each member of senior management

•        Earned cash bonus pool of senior management was a percentage of the target bonus pool of senior management, ranging from 0% to 200% based on satisfaction of the performance goals; the Committee also utilized discretion as permitted.

•        Cash bonuses earned by each member of senior management were determined by the Committee upon its allocation of the aggregate, earned cash bonus pool of senior management based on each person’s target bonus and a subjective determination of individual performance

Long-Term Incentive Program (RSUs and PSUs)

•        Provide incentive for employees to focus on long-term fundamentals and thereby to create long-term shareholder value

•        Incentive for the achievement of Company financial or strategic goals, as well as total shareholder return

•        Assist in maintaining a stable, continuous management team in a competitive market

•        Limited dilution to existing shareholders relative to utilizing options

• Stock Ownership Guidelines—reinforce focus on long-term fundamentals

Restricted share units	• Maintain shareholder-management alignment • Provide upside incentive in up market, with some down market protection	• 50% of long-term incentive compensation award • Three-year cliff vest, with no dividends paid on vesting

Element of Compensation	Compensation Objectives	Key Features

Performance share units

•        Enhance pay-for-performance objective (using long-term performance measure and vesting) and shareholder alignment

•        Provide some upside in up or down market based on relative performance

•        Easy to understand and track performance

•        50% of long-term incentive compensation award

•        Performance share units represent a contingent number of units of stock granted at beginning of performance cycle, with the actual payout of units at 0% to 300% of the target grant amount based on relative performance of total shareholder return over such three-year period compared to REITs in NAREIT Index (27 REITs in index for 2011 grants)

•        Three-year cliff vest, with no dividends paid on vesting

Perquisite	• Assist in retaining and attracting employees in competitive marketplace, with indirect benefit to Company	• May include financial planning assistance, health club membership dues and (with reimbursement by users) personal use of Company leased aircraft

Change of control agreements

•        Ensure continued dedication of employees in case of personal uncertainties or risk of job loss

•        Ensure compensation and benefits expectations are satisfied

•        Retain and attract employees in a competitive market

•        Ms. Payne, Mr. Weinert and Mr. Kieras have change of control agreements. Messrs. Robert and William Taubman do not have change of control agreements.

•        Double trigger (change of control and actual or constructive termination of employment) required for benefits, except acceleration of certain equity awards

•        Full tax-gross up on benefits that exceed 110% of limits set forth in Section 280G of the IRC

Employment agreements	• Retain and attract employees in a competitive market • Ensure continued dedication of employees in case of personal uncertainties or risk of job loss	• Ms. Payne has employment agreement

Process for Making Compensation Determinations

Target TDC

In determining compensation changes for named executive officers from year to year, the Committee generally focuses on target TDC, which consists of base salary, a target annual cash bonus and target long-term incentive awards. See “—Executive Summary—Overview of 2011—Establishing Target TDC” for further information.

Historical Compensation Differences Among Named Executive Officers

In 2007 and years prior, benchmarking by job responsibilities and position had been a significant factor in the Company’s compensation program for named executive officers. Since 2007, there have been limited increases in target TDC and such increases have consisted of a 3% or less increase in one or more components of target TDC for all senior management. Therefore, the compensation adjustments resulting from the benchmarking implemented in 2007 continues to impact the compensation program. The job responsibilities and positions of the named executive officers were, as of the 2007 benchmarking, and continue to be as follows: Robert Taubman, Chairman, President and Chief Executive Officer, leads the management of the Company across all departments as well as serving as the leader of the Board. Lisa Payne, Vice Chairman and Chief Financial Officer, and William Taubman, Chief Operating Officer, are primarily responsible for the financial and operational divisions of the Company, respectively; however, they also share significant responsibilities, leadership and decision-making authority with Robert Taubman in their core areas of responsibility as well as the Company as a whole and both are directors of the Board (with Ms. Payne as Vice Chairman). David Weinert, Senior Vice President, Leasing, and Stephen Kieras, Senior Vice President, Development, are both responsible for key operating divisions of the Company and report to William Taubman.

In addition, the Committee utilized internal pay equity as an additional data point, but does not target specific internal pay equity metrics.

In 2011 and in prior years, the Committee also allocated the target cash bonus pool among senior management based on the target bonus for each person and its subjective determination of individual performance.

Advisors Utilized in Compensation Determinations

Management and Other Employees.    The Committee takes significant direction from the recommendations of the Manager, including Robert Taubman and Robert Reese, regarding the design and implementation of the compensation program for senior management. The Committee relies on the Manager because it has significant involvement in and knowledge of the Company’s business goals, strategies and performance, the overall effectiveness of senior management and each person’s individual contribution to the Company’s performance. For each named executive officer, the Committee is provided a compensation recommendation for target TDC as well as information regarding historical TDC, the individual’s experience, current performance and other subjective factors. The Manager also provides recommendations for the performance metrics to be utilized in the incentive compensation programs, the appropriate performance targets and an analysis of whether such performance targets have been achieved (including recommended adjustments). Further, the Manager provides a general, subjective assessment of each member of senior management to assist the Committee in determining compensation, including the allocation of the earned annual bonus pool of senior management. The Committee retains the discretion to modify the recommendations of the Manager and reviews such recommendations for their reasonableness based on the Company’s compensation philosophy and related considerations.

The Company and the Committee together set the meeting dates and agendas for Committee meetings, and Robert Taubman is invited regularly to attend such meetings. Mr. Reese is invited to attend certain meetings as appropriate. The Committee also meets regularly in executive session outside the presence of management to discuss compensation issues generally, as well as to review the performance of and determine the compensation of Robert Taubman. The Company’s legal advisors, human resources department and corporate accounting department support the Committee in its work in developing and administering the Company’s compensation plans and programs.

Third-Party Consultants.    The Committee re-engaged Towers Watson as its compensation consultant for 2011 with respect to the Company’s senior management compensation program. On an annual basis, including in

2011, the Committee obtains from Towers Watson proxy statement data and information on material compensation trends with respect to the named executive officers to provide a general understanding of current compensation practices, but such information is not used for benchmarking purposes.

The Committee believes it is appropriate to obtain a new peer group study relating to the target TDC of senior management at least every other year to ensure the Committee understands and assesses current market conditions, and the Committee has benchmarked target TDC as a result of such market data in certain years (including 2007). The Committee reviewed such data in 2010, but the Committee did not benchmark the target TDC for the named executive officers in 2010.

Timing of Compensation Determinations of TDC

The following table sets forth the timing of the Committee’s compensation determinations for named executive officers with respect to TDC for 2011.

Element of Compensation	Meeting Date	Review and Approval Steps

Base salary	March 2011	Approved base salary, effective April 2011.

Annual bonus program	December 2010	Approved preliminary financial performance goal of Company and cash bonus payment formula.

	March 2011	Approved financial performance goal of Company and cash bonus payment formula. Approved cash bonus targets (as percentage of base salary).

	December 2011	Reviewed preliminary achievement of financial performance goal. Discussion of adjustments to actual financial results for unusual or non-recurring items in accordance with plan.

	February 2012	Approved adjustment(s) in actual financial performance. Reviewed achievement of financial performance goal, as adjusted. Utilized Committee discretion to establish aggregate bonus pool. Allocated cash bonus pool of senior management among members of senior management based on target bonus and subjective factors.

Long-term incentive program	March 2010	Approved dollar value of target awards, subject to promotions and performance changes through December 31, 2010.

	March 2011	Approved long-term incentive program. Determined performance goal for performance share units. Grant of restricted share units and performance share units.

The Committee also reviews and proposes changes to post-termination benefits, perquisites and other compensation matters as it deems appropriate. There were no changes to post-termination benefits or perquisites for the 2011 compensation program for named executive officers.

2011 Compensation Determinations

Base Salary

The base salaries of named executive officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Merit increases normally take effect in early April.

As noted previously, the Committee determined to increase base salaries by 3% over 2010 levels, which was commensurate with the overall average wage increase of 3% provided to the Company’s salaried employees. The following table sets forth the base salaries approved for the named executive officers in 2010 and 2011.

Name	2010 ($)	2011 ($)
Robert S. Taubman	697,954	718,893
Lisa A. Payne	563,732	580,644
William S. Taubman	536,888	552,994
David T. Weinert	375,821	387,096
Stephen J. Kieras	338,240	348,387

Annual Bonus Program

The target bonus for each member of senior management is calculated based on a percentage of each person’s base salary. The Committee then establishes the target cash bonus pool for senior management, which consists of the aggregate target cash bonuses of each member of senior management. Upon the Committee’s approval of any adjustments to reported financial measures for purposes of determining the cash bonus pool, the Committee’s pre-approved payment formula generally determines the size of the earned cash bonus pool as a percentage of the target pool, subject to Committee discretion. Cash bonuses earned by each member of senior management are determined by the Committee upon its allocation of the earned cash bonus pool for senior management based on the person’s target bonus and the Committee’s subjective analysis of an individual’s performance and other factors it deems relevant.

The annual bonus program is predicated on the Company’s satisfaction of one or more annual performance measures. Target performance measures are established based upon the Company’s operating goals and competitive pressures, the anticipated economic climate (including interest rates) and other budgetary risks and opportunities.

The 2011 annual bonus program was based on the achievement of FFO per diluted share (defined below) and Comp Center NOI (defined below). The Committee determined to utilize Comp Center NOI after its absence from the annual bonus program for 2009 and 2010, primarily because the Company anticipated Comp Center NOI growth (excluding lease cancellation income) in 2011. Similar to the 2009 and 2010 annual bonus program, the Committee established the performance targets for bonuses between 50% to 150% of the target pool, with the Committee retaining full discretion to determine the bonus pool outside those performance parameters. Achievement of the 2011 budget (excluding The Pier Shops and Regency) of $2.87 per diluted share would result in a bonus pool of 100% of the target bonus pool, so long as Comp Center NOI growth was greater than 0% (excluding lease cancellation income). The bonus pool quickly decreased to 50% of the target bonus pool for performance below the FFO per diluted share performance target, whereas there was a more moderate rate of increase in the bonus pool above such performance target to 150% of the target bonus pool. The other Comp Center qualifier was growth of 2% or more for any earned bonuses above 125% of the target bonus pool. Consistent with prior years, the Committee retained authority to adjust reported financial measures for unusual or nonrecurring items that impact the results in a given year and/or that were not contemplated when the original targets were set; the Committee customarily utilizes this discretion as appropriate.

NAREIT defines FFO as net income (loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from extraordinary items and sales of properties and impairment write-downs of depreciable real estate, plus real estate related depreciation and after adjustments for unconsolidated partnerships and joint ventures. The Company and the Committee believe that FFO is a useful supplemental measure of operating performance for REITs. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, the Company and most industry investors and analysts consider presentations of operating results that exclude historical cost depreciation to be useful in evaluating the operating performance of REITs.

The Company uses NOI as an additional measure to evaluate the operating performance of centers to ensure the quality of earnings. The Company defines NOI as property-level operating revenues (includes rental income excluding straight-line adjustments of minimum rent) less maintenance, taxes, utilities, ground rent, and other property-level operating expenses. Since NOI excludes general and administrative expenses, pre-development charges, interest income or expense, depreciation and amortization, impairment charges on non-operating centers and gains from land and property dispositions, the Company and the Committee believe it provides a performance measure that, when compared period over period, reflects the revenues and expenses most directly associated with owning and operating rental properties, as well as the impact on their operations from trends in tenant sales, occupancy and rental rates, and operating costs.

FFO and Comp Center NOI are non-GAAP measures and they should not be considered an alternative to net income as an indicator of the Company’s operating performance, and they do not represent cash flows from operating, investing or financing activities as defined by GAAP. These non-GAAP measures as presented by the Company are not necessarily comparable to similarly titled measures used by other REITs due to the fact that not all REITs use common definitions.

As noted previously, the Committee determined to increase the target annual bonus by 3% over 2010 levels, The following table sets forth the target annual cash bonus approved for the named executive officers for 2010 and 2011 and the earned annual bonus for 2011.

	Target Annual Bonus
Name	2010 ($)	2011 ($)	% of 2011 Base Salary	Earned Annual Bonus 2011 ($)
Robert S. Taubman	635,274	654,193	91	981,290
Lisa A. Payne	444,692	458,709	79	688,064
William S. Taubman	423,516	436,866	79	655,299
David T. Weinert	296,461	305,806	79	458,709
Stephen J. Kieras	266,816	275,226	79	440,362

The following table sets forth the objective performance goals for FFO per diluted share and Comp Center NOI growth, excluding the impact of The Pier Shops and Regency, to earn 50% to 150% of the bonus pool.

Performance Measure	Threshold (50% bonus pool)	Target/Budget (100% bonus pool)		(125% bonus pool)		Maximum (150% bonus pool)
FFO per diluted share	$2.77		$2.87		$2.95		$3.02
Comp Center NOI growth(1)	—	≥	0%	≥	2%	≥	2%

(1)	Excluding lease cancellation income.

As described above in “—Executive Summary—Overview of 2011—Operating Performance and Pay-For-Performance—2011 Results and Earned Compensation,” the Committee approved an earned annual bonus pool of 150% for senior management. Overall, the 2011 bonus expense for senior management was approximately $4.7 million compared to a target bonus pool of $3.1 million.

In February 2012, the Committee allocated the actual cash bonus pool for senior management based on the target bonuses for each person and its subjective determination of individual performance. The Committee believed all senior management was responsible for the strong 2011 performance. However, Mr. Kieras received a bonus payout of 160% of target to acknowledge extraordinary performance in the development department, including with respect to City Creek Center (which opened in March 2012, the only regional shopping center scheduled to open in the United States in 2012) as well as other development projects in San Juan, Puerto Rico, Sarasota, Florida and in the St. Louis, Missouri area. To ensure no change to the overall bonus pool earned by senior management, another member of senior management received a bonus payout of less than 150% of target.

Long-Term Incentive Program

Beginning with the equity grants made in March 2009, 50% of the long-term incentive award is converted into restricted share units and 50% of the long-term incentive dollar award is converted into performance share units. All restricted share units and performance share units granted in 2011 provide for vesting on March 1, 2014, subject to the terms of such award.

The performance share units represent a contingent number of units of stock granted at the beginning of a specified performance cycle, with the actual payout of units at 0% to 300% of the target grant amount based on the Company’s relative performance against members of a comparator group with respect to total shareholder return over a three-year period. For grants in 2011, the Company used a comparator group consisting of companies in the NAREIT Index. The Company utilized the full NAREIT Index to ensure the perception of objectivity in setting such performance measure.

The companies comprising the NAREIT Index applicable to the 2011 performance share unit grants is set forth below.

• Acadia Realty Trust	• Excel Trust, Inc.	• Kite Realty Group Trust	• Roberts Realty Investors, Inc.

• Agree Realty Corporation	• Federal Realty Investment Trust	• The Macerich Company	• Saul Centers, Inc.

• Alexander’s, Inc.	• General Growth Properties, Inc.	• National Retail Properties, Inc.	• Simon Property Group, Inc.

• CBL & Associates Properties, Inc.	• Getty Realty Corp.	• Pennsylvania Real Estate Investment Trust	• Tanger Factory Outlet Centers, Inc.

• Cedar Shopping Centers, Inc.	• Glimcher Realty Trust	• Ramco Gershenson Properties Trust	• Urstadt Biddle Properties Inc.

• Developers Diversified Realty Corporation	• Inland Real Estate Corporation	• Realty Income Corporation	• Weingarten Realty Investors

• Equity One, Inc.	• Kimco Realty Corporation	• Regency Centers Corporation

The Committee did not change the dollar value of the target long-term incentive award for 2011. The number of restricted share units and performance share units are generally determined by dividing the dollar award by the average closing price of the common stock for the three trading days prior to and including the grant date.

The LTIP grants for the 2011 compensation program were as follows:

Name	LTIP Award ($)	RSUs (#)	PSUs (#)
Robert S. Taubman	1,650,000	15,250	15,250
Lisa A. Payne	1,000,000	9,243	9,243
William S. Taubman	1,000,000	9,243	9,243
David T. Weinert	480,000	4,437	4,437
Stephen J. Kieras	370,000	3,420	3,420

Equity Compensation—Other Policies

Stock Ownership Guidelines.    Effective March 2010, the Committee revised the stock ownership guidelines for senior management, which resulted in an increase in the number of shares required to be retained. The Committee also determined that unvested restricted stock would no longer be counted towards satisfaction of the guidelines. The prior guidelines were effective since March 2007.

The revised guidelines require covered employees to hold a fixed number of shares of the Company’s common stock equal to (A) five times, in the case of the CEO, CFO and COO, and (B) two times, in the case of all other executive officers, their March 2010 base salary divided by $34.35, which represents the Company’s average closing stock price over the 90 trading days prior to March 1, 2010, the date of Board approval. Covered employees generally have a six-year period to comply with the guidelines, with the initial compliance deadline being March 1, 2013. At the end of the compliance period, if a covered employee does not hold the requisite amount of shares, then the Company will pay 50% of such person’s annual cash bonus in restricted share units until the minimum threshold is reached. The Committee will review the minimum equity holding level and other market trends and practices on a periodic basis. The Committee has confirmed that all employees currently satisfy the guidelines or are expected to satisfy such guidelines based on current and anticipated future compensatory equity grants.

Timing and Pricing of Share-Based Grants.    The Committee and Company do not coordinate the timing of share-based grants with the release of material non-public information. The Committee generally establishes dates for regularly scheduled meetings at least a year in advance, and share-based grants for senior management and other employees generally are granted at the regular Committee meetings in the first and/or second quarter each year.

In accordance with The Taubman Realty Group Limited Partnership 1992 Incentive Option Plan, as amended (the “1992 Option Plan”), and 2008 Omnibus Plan, the exercise price of an option is the closing price of the Company’s common stock (as reported by the NYSE) on the date approved by the Committee to be the date of grant (which date is not earlier than the date the Committee approved such grant). The Committee is authorized to modify, extend or renew outstanding options, or accept the cancellation or surrender of such options, except to the extent such actions would constitute a repricing of options without satisfying the applicable shareholder approval requirements of the NYSE. In particular the 1992 Option Plan and the 2008 Omnibus Plan prohibit direct repricings (lowering the exercise price of an option) and indirect repricings (canceling an outstanding option and granting a replacement or substitute option with a lower exercise price, or exchanging options for cash, other options or other awards).

Trading Limitations.    In addition to the restrictions set forth in SEC regulations, the Company has an insider trading policy, which among other things, prohibits directors, executive officers and other employees from engaging in hedging or monetization transactions (such as zero-cost collars and forward sale contracts), short sales, trading in puts, calls, options or other derivative securities for speculative purposes or to separate the financial interest in such securities from the related voting rights with respect to the Company’s stock.

Perquisites

The Company has historically maintained a conservative approach to providing perquisites to senior management. The available perquisites in 2011 were primarily additional benefits related to health programs and plans, as well as financial planning assistance. These perquisites have been carefully selected to ensure that there is an indirect benefit to the Company and that the value provided to employees is not excessive.

The Manager leases a corporate plane for business use and was reimbursed by the Taubman family (including Robert Taubman and William Taubman) for personal use of the corporate plane. Such persons are required to fully reimburse the Company for the incremental cost of such use, which is the aggregate of the following expenses related to each flight leg: total pilot expenses (lodging, meals and transportation), fuel costs and landing fees. Therefore, the Company has no incremental cost in providing this benefit. During 2011, the Manager signed a lease for a new plane, which was effective June 2011 and terminates in June 2018. Additionally, after its delivery, the plane was refurbished and Robert Taubman reimbursed the Manager $108,000 in 2011 for his portion of the refurbishment costs that were made at his request.

Deferred Compensation Arrangements

The Committee believes nonqualified deferred compensation arrangements are a useful tool to assist in tax planning and ensure retirement income for its named executive officers. Existing deferred compensation arrangements do not provide for above-market or preferential earnings as defined under SEC regulations. The Company did not enter into any new nonqualified deferred compensation arrangements with its named executive officers in 2011. See “Nonqualified Deferred Compensation in 2011” for information regarding the Company’s nonqualified deferred compensation arrangements existing in 2011, as well as contributions, earnings and withdrawals in 2011 and aggregate balances as of December 31, 2011.

Severance Payments

See “Potential Payments Upon Termination or Change-in-Control” for a description of potential payments and benefits to the named executive officers under the Company’s compensation plans and arrangements upon termination of employment or a change of control of the Company.

Change of Control Agreements.    The Company and TRG are party to change of control agreements with certain members of senior management, including Ms. Payne, Mr. Weinert and Mr. Kieras. Messrs. Robert and William Taubman do not have change of control agreements. The change of control agreements were originally entered into in connection with a hostile takeover bid in 2003, and the Committee believes these agreements were instrumental in the continued success of the Company during such period and would be instrumental in the success of the Company in the event of any future hostile takeover bid. The Committee believes that such agreements are in the best interests of the Company and its shareholders to ensure the continued dedication of such employees, notwithstanding the possibility, threat or occurrence of a change of control. Further, it is imperative to diminish the inevitable distraction of such employees by virtue of the personal uncertainties and risks created by a pending or threatened change of control, and to provide such employees with compensation and benefits arrangements upon a change of control that ensure that such employees’ compensation and benefits expectations will be satisfied and such compensation and benefits are competitive with those of other companies.

A fundamental feature of these agreements is that most of the benefits have a “double-trigger,” which requires a change of control and the actual or constructive termination of employment, in this case within three years from such trigger event. This is consistent with the purpose of the program, which is to provide employees with a guaranteed level of financial protection upon loss of employment. The only exceptions relate to vesting of share-based awards, which the Committee believes is appropriate due to the significant investment change that would likely result from converting such shares into awards of the surviving company. Another fundamental feature of these agreements is the provision of a full tax-gross up, which reinforces the purpose of such agreements, on benefits that exceed 110% of the limits set forth in Section 280G of the IRC. This conditional gross-up ensures excise tax gross-ups are only provided if the amount is at least 110% of the 280G limit, and if so, results in the full payout to applicable employees.

Employment Agreements.    Ms. Payne also is party to an employment agreement with the Company, initially entered into in 1997, that provides for specified severance benefits. This employment agreement was entered into in order to recruit Ms. Payne in a competitive market for her services, and the Committee continues to believe the potential severance benefits are consistent with its original objectives and are within current market practices.

Policy Regarding Retroactive Adjustments

Section 304 of the Sarbanes-Oxley Act of 2002 requires a company to claw back certain incentive-based compensation and stock profits of the Chief Executive Officer and Chief Financial Officer if the company is required to prepare an accounting restatement due to the material noncompliance of the company, as a result of misconduct, with any financial reporting requirement under the securities laws. The Committee does not otherwise have a formal policy regarding whether the Committee will make retroactive adjustments to, or attempt to recover, cash or share-based incentive compensation granted or paid to senior management in which the payment was predicated upon the achievement of certain financial results that are subsequently the subject of a restatement. The Committee intends to adopt an appropriate recoupment policy following the approval of applicable regulations required by the Dodd-Frank Act.

Accounting and Tax Considerations

Deductibility of Executive Officer Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”), provides that subject to certain exceptions (the most significant of which is performance-based compensation), a publicly-held corporation may not deduct compensation exceeding $1 million in any one year paid to its chief executive officer and its three other most highly compensated executive officers. However, the Company’s chief executive officer and all of its other executive officers are employed by the Manager, and Section 162(m) does not apply to the Manager because it is a partnership for federal income tax purposes. The executive officers perform limited services for the Company pursuant to a services agreement between the Company and the Manager. The Committee does not anticipate that any portion of the Manager’s compensation expense that may be allocable to the Company will be limited by Section 162(m). Even if the Company’s compensation expense deduction were limited by Section 162(m), as long as the Company continues to qualify as a real estate investment trust under the IRC, the payment of non-deductible compensation should not have a material adverse impact on the Company. The 2008 Omnibus Plan is designed to permit the Committee to grant awards that qualify for purposes of satisfying the conditions of Section 162(m).

Nonqualified Deferred Compensation

Section 409A of the Code provides that amounts deferred under nonqualified deferred compensation arrangements will be included in an employee’s income when vested unless certain conditions are met. If the conditions are not satisfied, amounts subject to such arrangements will be immediately taxable and employees will be subject to additional income tax, penalties and a further additional income tax calculated as interest on income taxes deferred under the arrangement. In December 2008, the Company revised certain of its compensation agreements to ensure that all of the Company’s employment, severance and deferred compensation arrangements satisfy the requirements of Section 409A to allow for deferral without accelerated taxation, penalties or interest.

Change in Control Payments

Section 280G of the IRC disallows a company’s tax deduction for “excess parachute payments,” generally defined as payments to specified persons that are contingent upon a change of control in an amount equal to or greater than three times the person’s base amount (the five-year average of Form W-2 compensation). Additionally, IRC Section 4999 imposes a 20% excise tax on any person who receives excess parachute payments.

The Company’s share-based plans entitle participants to payments in connection with a change in control that may result in excess parachute payments. Further, Ms. Payne, Mr. Weinert and Mr. Kieras have employment agreements and/or change in control agreements which entitle them to payments upon termination of their employment following a change in control of the Company that may constitute excess parachute payments. As noted earlier, the change in control agreements provide a full tax-gross up on benefits that exceed 110% of the limits set forth in Section 280G of the IRC.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the CD&A in this proxy statement with management, including the Chief Executive Officer. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in the Company’s annual report on Form 10-K/A for the year ended December 31, 2011 and this proxy statement for the annual meeting.

The Compensation Committee

Craig M. Hatkoff, Chairman
Jerome A. Chazen
Peter Karmanos, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee is or has been an officer or an employee of the Company. In addition, during 2011, none of the Company’s executive officers served on the board of directors or compensation committee (or committee performing equivalent functions) of any other company that had one or more executive officers serving on the Board or Compensation Committee.

NAMED EXECUTIVE OFFICER COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by the named executive officers in 2011, 2010 and 2009.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Robert S. Taubman	2011	718,893	2,034,045	—	981,290	38,874	3,773,102
Chairman, President and CEO	2010	697,954	2,114,597	—	917,685	38,706	3,768,942
	2009	677,625	1,371,646	—	—	38,942	2,088,213

Lisa A. Payne	2011	580,644	1,232,831	—	688,064	40,080	2,541,619
Vice Chairman and CFO	2010	563,732	1,281,577	—	744,860	38,200	2,628,369
	2009	547,313	831,302	585,684	—	36,373	2,000,672

William S. Taubman	2011	552,994	1,232,831	—	655,299	38,874	2,479,998
Chief Operating Officer	2010	536,888	1,281,577	—	709,390	48,706	2,576,561
	2009	521,250	831,302	—	—	28,942	1,381,494

David T. Weinert	2011	387,096	591,807	—	458,709	29,874	1,467,486
Senior Vice President, Leasing (Manager)	2010	375,821	615,220	—	533,630	29,706	1,554,377
	2009	364,875	399,032	281,128	74,116	29,942	1,149,093

Stephen J. Kieras	2011	348,387	456,160	—	440,362	31,837	1,276,746
Senior Vice President, Development (Manager)	2010	338,240	474,175	—	446,917	28,688	1,288,020
	2009	328,388	307,602	216,703	66,704	27,419	946,816

(1)

The amounts reported reflect the grant date fair value (excluding the effect of estimated forfeitures). All awards in the Stock Awards column for 2011 relate to restricted share units and performance share units granted in 2011 under the 2008 Omnibus Plan. Valuation assumptions used in determining the grant date fair value of 2011 awards are included in note 13 of the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2011.

The grant date fair value of the performance share units granted in 2011 reflects the probable outcome of the award. The relative total shareholder feature of the performance share unit awards represents a “market condition” under applicable accounting requirements. As such, the grant date fair value of the award must reflect the probabilities of all possible outcomes of the market condition as they existed at that date. To that end, the Company employed a valuation method that statistically simulated an expected total shareholder return performance relative to the comparator group and determined the corresponding number of the contingent awards that would result. The simulation also takes into account the Company’s common stock price at the grant date less the present value of the expected dividends during the vesting period, a risk-free interest rate of 1.18%, and a measurement period of 3 years. The single grant date fair value computed by this valuation method is recognized by the Company in accounting for the awards regardless of the actual future outcome of the relative total shareholder return feature. Therefore, there is no separate maximum grant date fair value reported with respect to the performance share units.

The grant date fair value of each restricted share unit granted in 2011 is calculated as the closing price of the Company’s common stock as of the grant date, less the present value of the expected dividends during the vesting period using a risk free interest rate of 1.18%.

(2)	The amounts earned in 2011, consisting of payments earned under the 2011 annual bonus program, were approved by the Committee on February 29, 2012. Payment of such bonus occurred on March 9, 2012.

(3)

Amounts for 2011 include $19,914 and $8,960 (or $8,276 for Mr. Kieras) contributed by the Company to such person’s account in the 401(k) Plan and Supplemental Retirement Savings Plan, respectively. See “Nonqualified Deferred Compensation in 2011” for additional information on the Supplemental Retirement Savings Plan. Also includes the following perquisites: Robert Taubman (financial planning); Ms. Payne (financial planning and health club membership dues); William Taubman (financial planning); Mr. Weinert (health club membership dues) and Mr. Kieras (financial planning and health club membership dues).

Narrative Discussion of Summary Compensation Table

Employment Agreement—Ms. Payne.    See “Potential Payments Upon Termination or Change-in-Control” for a description of the material terms of Ms. Payne’s employment agreement.

Stock Awards and Option Awards.    In 2009, 2010 and 2011, stock awards were made under the long-term incentive program, pursuant to which 50% of the dollar value of the long-term incentive award was paid in restricted share units and 50% of the dollar value of the long-term incentive award was paid in performance share units. In 2009 and 2011, the number of restricted share units and performance share units were determined by dividing the dollar award by the average closing price of the common stock for the three trading days prior to and including the grant date. In 2010, the Committee delayed the actual grant of its long-term incentive plan equity awards from its March 2, 2010 meeting until the annual meeting on May 21, 2010 in order to benefit from the 2008 Omnibus Plan amendment approved by shareholders on such date. However, the number of awards were still based on dividing the dollar award by the three-day average as of March 2, 2010.

Additionally in 2009, discretionary performance-based option awards were made to Lisa Payne, David Weinert, Stephen Kieras and certain other senior management. The options were granted at an exercise price of $13.83, with a vesting condition requiring the closing price of the Company’s common stock to be greater than or equal to $30 for 10 consecutive trading days (corresponding to a stock price increase of at least 117%). The options vested in September 2009. The performance-based option grants to named executive officers were as follows:

Name	Award ($)	Options (#)
Lisa A. Payne	1,000,000	433,840
David T. Weinert	480,000	208,243
Stephen J. Kieras	370,000	160,521

Non-Equity Incentive Plan Compensation.    For amounts earned in 2011, the Committee approved an annual bonus pool of 150% of target for senior management. In February 2012, the Committee allocated the actual cash bonus pool for senior management based on the target bonuses for each person and its subjective determination of individual performance. The Committee believed all senior management was responsible for the strong 2011 performance. However, Mr. Kieras received a bonus payout of 160% of target to acknowledge extraordinary performance in the development department, including with respect to City Creek Center (which opened in March 2012, the only regional shopping center scheduled to open in the United States in 2012) as well as other development projects in San Juan, Puerto Rico, Sarasota, Florida and in the St. Louis, Missouri area. To ensure no change to the overall bonus pool earned by senior management, another member of senior management received a bonus payout of less than 150% of target.

The amounts earned in 2010 and 2009 also consisted of payments earned under the annual bonus program.

GRANTS OF PLAN-BASED AWARDS IN 2011

The following table provides information about equity and non-equity awards granted to the named executive officers in 2011.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert S. Taubman	N/A	—	654,193	—	—	—	—	—	—
	03/02/11	—	—	—	—	—	—	15,250	731,695
	03/02/11	—	—	—	—	15,250	45,750	—	1,302,350
Lisa A. Payne	N/A	—	458,709	—	—	—	—	—	—
	03/02/11	—	—	—	—	—	—	9,243	443,479
	03/02/11	—	—	—	—	9,243	27,729	—	789,352
William S. Taubman	N/A	—	436,866	—	—	—	—	—	—
	03/02/11	—	—	—	—	—	—	9,243	443,479
	03/02/11	—	—	—	—	9,243	27,729	—	789,352
David T. Weinert	N/A	—	305,806	—	—	—	—	—	—
	03/02/11	—	—	—	—	—	—	4,437	212,887
	03/02/11	—	—	—	—	4,437	13,311	—	378,920
Stephen J. Kieras	N/A	—	275,226	—	—	—	—	—	—
	03/02/11	—	—	—	—	—	—	3,420	164,092
	03/02/11	—	—	—	—	3,420	10,260	—	292,068

(1)	The amounts in this column relate to the 2011 annual bonus program.

(2)	All awards in this column relate to performance share units under the 2008 Omnibus Plan.

(3)	All awards in this column relate to restricted share units under the 2008 Omnibus Plan.

(4)

See Note 1 to the Summary Compensation Table for information regarding the grant date fair value of each award. Each restricted share unit had a grant-date fair value of $47.98. Each performance share unit had a grant-date fair value of $85.40.

Narrative Discussion of Grants of Plan-Based Awards in 2011

Annual Bonus Program.    For the 2011 annual bonus program, the Committee continued to move to a more flexible and subjective program. The Committee established the performance targets for bonuses between 50% to 150% of the target pool, with the Committee retaining full discretion to determine the bonus pool outside those performance parameters. Achievement of the 2011 budget (excluding The Pier Shops and Regency Square) would result in a bonus pool of 100% of the target bonus pool. The bonus pool quickly decreased to 50% of the target bonus pool for performance below budget, whereas there was a more moderate rate of increase in the bonus pool above budget to 150% of the target bonus pool. Consistent with prior years, the Committee retained authority to adjust reported financial measures for unusual or nonrecurring items that impact the results in a given year and/or that were not contemplated when the original targets were set; the Committee customarily utilizes this discretion as appropriate. The 2011 annual bonus program was predicated on the Company’s satisfaction of two annual performance measures, FFO per diluted share and Comp Center NOI growth.

The Committee utilizes a target cash bonus pool for senior management, which consists of the aggregate target cash bonuses of each member of senior management. Cash bonuses earned by each member of senior management are determined by the Committee upon its allocation of the earned cash bonus pool for senior management based on the Committee’s subjective analysis of an individual’s performance and other factors it deems relevant. Since there was no maximum established for the target bonus pool or the allocation of bonus amounts to individual members of senior management, the Company has determined not to disclose a maximum amount in the table above. Earned bonus amounts for 2011 were approved by the Committee on February 29, 2012; such amounts are reported in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

Long-Term Incentive Program.    50% of the dollar value of the long-term incentive award was paid in restricted share units and 50% of the dollar value of the long-term incentive award was paid in performance share units. The number of restricted share units and performance share units are generally determined by dividing the dollar award by the average closing price of the common stock for the three trading days prior to and including the grant date.

Restricted Share Unit Awards.    Each restricted share unit represents the right to receive upon vesting one share of the Company’s common stock. All restricted share units granted in 2011 provide for vesting on March 1, 2014, subject to the terms of such award.

Performance Share Units.    Performance share units represent a contingent number of units of stock granted at the beginning of a specified performance cycle, with the actual payout of units at 0% to 300% of the target grant amount based on the Company’s relative performance against members of a comparator group with respect to total shareholder return over a three-year period. Each performance share unit represents the right to receive upon vesting one share of the Company’s common stock. The performance share unit grants in 2011 utilize total shareholder return over a three-year period beginning March 2, 2011 and ending March 1, 2014, as the performance period. For grants in 2011, the Company used a comparator group consisting of companies in the NAREIT Index. Total shareholder return is measured using the 30-day average stock price before the beginning and end of the performance period to mitigate volatility for all comparator group members. All performance share units granted in 2011 provide for vesting on March 1, 2014, subject to the terms of such award.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2011

The following table provides information on the current holdings of option and stock awards by the named executive officers as of December 31, 2011.

		Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Value of Unexercised In-The-Money Options/ SARs at Fiscal Year End ($)(1)(2)	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Robert S. Taubman	Various	—	—	—		—	—	—	92,752	5,759,899	—	—
	03/02/11	—	—	—		—	—	—	—	—	45,750	2,841,075
	05/21/10	—	—	—		—	—	—	—	—	64,137	3,982,908
	03/05/09	—	—	—		—	—	—	—	—	168,369	10,455,715
	02/27/08	68,115	—	—		50.65	02/27/18	779,917	—	—	—	—
	03/07/07	60,376	—	—		55.90	03/07/17	374,331	—	—	—	—
	03/08/06	79,723	—	—		40.39	03/08/16	1,730,786	—	—	—	—
	05/18/05	99,202	—	—		31.31	05/18/15	3,054,430	—	—	—	—
Lisa A. Payne	Various	—	—	—		—	—	—	56,214	3,490,889	—	—
	03/02/11	—	—	—		—	—	—	—	—	27,729	1,721,971
	05/21/10	—	—	—		—	—	—	—	—	38,871	2,413,889
	03/05/09	—	—	—		—	—	—	—	—	102,042	6,336,808
	02/27/08	39,882	—	—		50.65	02/27/18	456,649	—	—	—	—
	03/07/07	34,213	—	—		55.90	03/07/17	212,121	—	—	—	—
	05/15/06	1,491	—	—		40.25	05/15/16	32,578	—	—	—	—
	03/08/06	14,112	—	—		40.39	03/08/16	306,372	—	—	—	—
	05/18/05	17,673	—	—		31.31	05/18/15	544,152	—	—	—	—
	03/04/05	33,334	—	33,332	(5)	29.38	03/04/15	2,181,312	—	—	—	—
William S. Taubman	Various	—	—	—		—	—	—	56,214	3,490,889	—	—
	03/02/11	—	—	—		—	—	—	—	—	27,729	1,721,971
	05/21/10	—	—	—		—	—	—	—	—	38,871	2,413,889
	03/05/09	—	—	—		—	—	—	—	—	102,042	6,336,808
	02/27/08	39,882	—	—		50.65	02/27/18	456,649	—	—	—	—
	03/07/07	34,213	—	—		55.90	03/07/17	212,121	—	—	—	—
	05/15/06	4,473	—	—		40.25	05/15/16	97,735	—	—	—	—
	03/08/06	42,338	—	—		40.39	03/08/16	919,158	—	—	—	—
	05/18/05	49,825	—	—		31.31	05/18/15	1,534,112	—	—	—	—
David T. Weinert	Various	—	—	—		—	—	—	26,984	1,675,706	—	—
	03/02/11	—	—	—		—	—	—	—	—	13,311	826,613
	05/21/10	—	—	—		—	—	—	—	—	18,660	1,158,786
	03/05/09	—	—	—		—	—	—	—	—	48,981	3,041,720
	02/27/08	18,954	—	—		50.65	02/27/18	217,023	—	—	—	—
	03/07/07	16,101	—	—		55.90	03/07/17	99,826	—	—	—	—
	05/15/06	8,945	—	—		40.25	05/15/16	195,448	—	—	—	—
	03/08/06	13,618	—	—		40.39	03/08/16	295,647	—	—	—	—
	03/04/05	—	—	26,666	(5)	29.38	03/04/15	872,512	—	—	—	—
Stephen J. Kieras	Various	—	—	—		—	—	—	20,800	1,291,680	—	—
	03/02/11	—	—	—		—	—	—	—	—	10,260	637,146
	05/21/10	—	—	—		—	—	—	—	—	14,382	893,122
	03/05/09	—	—	—		—	—	—	—	—	37,758	2,344,772
	03/05/09	160,521	—	—		13.83	03/05/19	7,748,349	—	—	—	—
	02/27/08	14,413	—	—		50.65	02/27/18	165,029	—	—	—	—
	03/07/07	12,076	—	—		55.90	03/07/17	74,871	—	—	—	—
	05/15/06	3,976	—	—		40.25	05/15/16	86,876	—	—	—	—
	03/08/06	12,875	—	—		40.39	03/08/16	279,516	—	—	—	—
	05/18/05	13,095	—	—		31.31	05/18/15	403,195	—	—	—	—
	03/04/05	53,334	—	26,666	(5)	29.38	03/04/15	2,617,600	—	—	—	—

(1)	Based upon the closing price of the Company’s common stock on the NYSE on December 30, 2011 of $62.10.

(2)	Assumes the satisfaction of vesting and performance-based conditions.

(3)	The restricted share units vest as follows:

	March 1,
Name	2012	2013	2014
Robert S. Taubman	56,123	21,379	15,250
Lisa A. Payne	34,014	12,957	9,243
William S. Taubman	34,014	12,957	9,243
David T. Weinert	16,327	6,220	4,437
Stephen J. Kieras	12,586	4,794	3,420

(4)	Assumes the achievement of the maximum performance goal, which would result in a 300% payout of the target performance share unit grant.

(5)	The options vest on March 4, 2012, subject to the satisfaction of certain Company performance criteria as of each vesting date.

OPTION EXERCISES AND STOCK VESTED IN 2011

The following table provides information about the value realized by the named executive officers on the exercise of option awards and the vesting of stock awards in 2011.

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert S. Taubman	—	—	20,452	1,097,659
Lisa A. Payne	—	—	11,975	642,698
William S. Taubman	—	—	11,975	642,698
David T. Weinert	26,667	766,143	5,691	305,436
Stephen J. Kieras	—	—	4,328	232,284

(1)

The value realized is based on the number of options exercised multiplied by the difference between (A) the closing price of the common stock on the NYSE on the exercise date and (B) the exercise price.

(2)

Represents the vesting of restricted share units. The value realized for purposes of the table is based upon the number of shares of common stock received upon vesting multiplied by the closing price of the common stock on the NYSE on the vesting date. The restricted stock units vested on March 1, 2011 and the closing price of the common stock was $53.67.

NONQUALIFIED DEFERRED COMPENSATION IN 2011

The Company had the following nonqualified deferred compensation arrangements in 2011 relating to the named executive officers:

Supplemental Retirement Savings Plan

This plan provides benefits to senior management in the form of Company contributions which would have been payable under the tax-qualified retirement plan (The Taubman Company and Related Entities Employee Retirement Savings Plan, the “401(k) plan”) but for the reduction in recognizable compensation to $245,000 (as of December 31, 2011, as adjusted by the IRS from time to time) as required by the IRC. There are no employee contributions permitted under this plan. In addition to any Company contributions, the Company also credits earnings at a rate of 1% above the prime rate of return established by JPMorgan Chase Bank, N.A. Employees are vested in these contributions at the same time such employees vest in the matching contributions under the Company’s 401(k) plan: 10% after the first year of service; 30% after two years of service; 50% after three years of service; 70% after four years of service; and 100% after five years of service. No withdrawals are permitted under the plan during employment.

Robert Taubman’s Deferral of TRG Units

Pursuant to an option deferral agreement entered into in December 2001 among the Manager, TRG and Robert Taubman, Mr. Taubman deferred his right to receive 871,262 TRG units pursuant to an incentive option granted to Mr. Taubman in 1992 that he exercised in 2002. Until the Deferred TRG units are distributed in full, Mr. Taubman receives distribution equivalents on the Deferred TRG units in the form of cash payments as and when TRG makes distributions on actual units outstanding. Beginning with the earlier of Mr. Taubman’s cessation of employment for any reason or the ten-year anniversary of the date of exercise, actual TRG units will be paid to Mr. Taubman in ten annual installments. In January 2011, an amendment to the option deferral agreement extended the issuance of the deferred units to begin in December 2017. The deferral agreement will terminate and actual TRG units will be paid to Mr. Taubman in a single distribution upon a change of control of TRG if followed by Mr. Taubman’s termination of employment within six months of such change of control.

Nonqualified Deferred Compensation in 2011

The table below provides information on the nonqualified deferred compensation of the named executive officers in 2011.

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)		Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last FYE ($)(4)
Robert S. Taubman	Supplemental Retirement Savings Plan	—	8,960	9,514		—	233,383
	Option Deferral Agreement	—	—	10,124,064	(5)	1,535,599	54,105,370
Lisa A. Payne	Supplemental Retirement Savings Plan	—	8,960	6,342		—	157,956
William S. Taubman	Supplemental Retirement Savings Plan	—	8,960	9,022		—	222,718
David T. Weinert	Supplemental Retirement Savings Plan	—	8,960	6,042		—	153,048
Stephen J. Kieras	Supplemental Retirement Savings Plan	—	8,276	2,468		—	66,855

(1)	The Company’s contributions to the supplemental retirement savings plan in 2011 are included in the “All Other Compensation” column in the Summary Compensation Table for 2011.

(2)	None of the earnings set forth in the table are above-market or preferential, and therefore none of such amounts are reflected in the Summary Compensation Table.

(3)	Withdrawals and distributions are not reflected in the Summary Compensation Table.

(4)

For each person in this table, $52,487 (or $47,255 for Mr. Kieras) was reported in the Summary Compensation Table since 2006 as compensation, in aggregate, all of which related to the Company’s contributions to the supplemental retirement savings plan.

(5)

Represents a gain due to a $11.62 per share increase in the common stock price. The share price appreciation is with respect to the options previously exercised and the deferral of the underlying TRG units.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following section describes and quantifies potential payments and benefits to the named executive officers under the Company’s compensation and benefit plans and arrangements upon termination of employment or a change of control of the Company.

Ms. Payne is party to an employment agreement and change of control agreement with the Company. Mr. Weinert and Mr. Kieras each has entered into a change of control agreement with the Company, while Robert Taubman and William Taubman have not entered into such agreements.

Certain of the Company’s compensatory plans contain provisions regarding the acceleration of vesting and payment upon specified termination events; see “—Company Share-Based Plans” below. In addition, the Committee may authorize discretionary severance payments to its named executive officers upon termination.

Company Share-Based Plans

1992 Option Plan.    The Committee is authorized to accelerate the vesting of options at any time more than six months after the grant date. The Committee is also permitted to modify, extend or renew outstanding options, or accept the cancellation or surrender of such options, except to the extent such actions would constitute a repricing of options without satisfying the applicable shareholder approval requirements of the NYSE.

If a participant’s employment is terminated for cause, all vested and unvested options will be forfeited as of the termination date.

If a participant’s employment with the Company is terminated for any reason, other than the death, disability, or retirement of such employee or for cause, (A) the participant’s options that have not vested as of such termination date will be forfeited, and (B) the participant shall have 90 days (or such other period in the Committee’s discretion) from the termination date to exercise vested options, subject to specified limitations.

Options held by an employee who dies while employed will vest immediately, and the beneficiary will have 730 days to exercise such options. Options held by an employee that becomes disabled or retires will also vest immediately upon such trigger event, and will be exercisable any time prior to the tenth anniversary of the date of grant.

Options will vest immediately upon the termination (without renewal) of the Manager’s services agreement with TRG, upon any change in control of TRG, or upon TRG’s permanent dissolution.

2008 Omnibus Plan.    The Committee has the authority to accelerate vesting of any of the applicable awards at any time.

The restricted share units will vest immediately if a participant’s employment with the Company is terminated for death, disability or retirement of such employment, or upon a change of control of TRG. If a participant’s employment with the Company is terminated for any other reason, the restricted share units that have not vested as of such date will be forfeited.

The performance share units will vest immediately if a participant’s employment with the Company is terminated for death, disability or retirement of such employment, or upon a change of control of TRG. The multiplier applicable to such vesting will be determined in the same manner as set forth in the award, although the vesting date will be substituted by the date of such vesting condition; provided, that, upon death, disability or retirement, the multiplier shall be one times if such vesting event occurs less than one year from the grant date. If a participant’s employment with the Company is terminated for any other reason, the performance share units that have not vested as of such date will be forfeited.

Deferred Compensation Plans and Arrangements

Supplemental Retirement Savings Plan.    Each of the named executive officers participates in the plan. No withdrawals are permitted under the plan during employment. As soon as practicable following the termination of employment for any reason, the employee must elect a lump-sum payment (to be paid no earlier than one year following such termination date) or annual installments (such first installment to be paid no earlier than one year following the last day of the month of termination); however, in its sole discretion, the Company may accelerate such payment plan. The acceleration provisions will be amended as necessary to comply with the new tax rules applicable to nonqualified deferred compensation arrangements. In the event the employee dies before distribution of all amounts, the beneficiary may change the form of payment with the consent of the Company.

Robert Taubman’s Deferral of TRG Units.    Beginning with the earlier of Mr. Taubman’s cessation of employment for any reason or the ten-year anniversary of the date of exercise, the TRG units will be paid to Mr. Taubman in ten annual installments. In January 2011, an amendment to the option deferral agreement extended the issuance of the deferred units to begin in December 2017. The deferral agreement will terminate and the Deferred TRG units will be paid to Mr. Taubman in a single distribution of TRG units upon a change of control of TRG if followed by Mr. Taubman’s termination of employment within six months of such change of control.

Change of Control Agreements

The agreements have three-year terms that automatically extend for an additional year on each anniversary of the first day of their terms unless a notice not to extend is given by the Company at least 60 days prior to the renewal date. If a change of control of the Company occurs during the term of the agreement, then the agreements become operative for a fixed three-year period commencing on the date of the change of control and supersede any other employment agreement between the Company and any of its affiliates, on the one hand, and the executive, on the other.

Each agreement provides generally that the executive’s terms and conditions of employment, including position, location, compensation and benefits, will not be adversely changed during the three-year period after a change of control. In addition, each agreement also provides that upon a change of control or a termination of employment in anticipation of a change of control, all of the executive’s share-based compensation awards that are outstanding on the date of the change of control will vest and, in specified circumstances, will become exercisable or payable.

After a change of control, if the executive’s employment is terminated for cause, the executive will generally be entitled to receive:

•	accrued and unpaid compensation and benefits; and

•	other vested benefits in effect on the date of the termination.

After a change of control, if the executive’s employment is terminated by reason of the person’s death or disability, the executive or his or her beneficiary or estate will generally be entitled to receive:

•	the amounts noted above for termination for cause; and

•	an annual cash bonus for the year in which the termination of employment occurs, pro-rated through the date of termination.

After a change of control, if the executive’s employment is terminated by the Company other than for cause, death or disability, or if the executive resigns for good reason, or upon certain terminations in connection with or in anticipation of a change of control, the executive will generally be entitled to receive:

•	the amounts noted above for termination by reason of death or disability;

•	two and a half times the executive’s annual base salary and annual cash bonus;

•	continued welfare benefits and perquisites for at least thirty months; and

•	outplacement services for one year.

The annual cash bonus portion of this severance amount will be based on the higher of the highest award paid to the executive during the three years prior to the change of control or the most recent award paid to the executive prior to the date of termination of employment. The Company will additionally provide each executive with a full tax gross-up on the above benefits to the extent such benefits exceed 110% of the limits set forth in Section 280G of the Code.

Further, as a condition to receiving such funds and subject to limited specified exceptions, the executive must sign an agreement to forever release and discharge the Company and its agents from any and all liabilities of any kind whatsoever related in any way to the Company’s employment of the executive that the executive has ever had or may thereafter have against the Company or its agents. The executive is also subject to customary confidentiality provisions after the termination of employment with the Company.

Change of Control Agreement—Ms. Payne.    The change of control agreement supersedes Ms. Payne’s employment agreement upon the occurrence of a change of control. Ms. Payne’s change of control agreement is identical to the description set forth above in “Potential Payments Upon Termination or Change-in-Control—Change of Control Agreements,” except that to preserve an existing benefit under her employment agreement, such agreement provides that her termination of employment for any reason following a Change of Control or in anticipation of a Change of Control, is deemed to be Good Reason.

Employment Agreement—Ms. Payne

In January 1997, the Company entered into a three-year agreement with Ms. Payne regarding her employment as an Executive Vice President and the Chief Financial Officer of the Manager and her service to the Company in the same capacities. Beginning on the second anniversary date of such initial term and continuing on each anniversary date thereafter, the employment agreement has been extended one-year (effectively resulting in a two-year employment agreement as of each extension date). The agreement will continue to be extended in such manner unless either party gives sufficient notice to the contrary. In June 2005, Ms. Payne became Vice Chairman in addition to her role as Chief Financial Officer.

The employment agreement provides for an annual base salary of not less than $500,000, with consideration of upward adjustments to be reviewed annually, as well as customary benefits and perquisites. The agreement also provides for Ms. Payne’s participation in the Company’s annual bonus program and other share-based compensation plans.

Pursuant to the agreement, if Ms. Payne’s employment with the Company is terminated for any reason other than (1) Ms. Payne’s voluntary termination of her employment, (2) death or disability or (3) a termination by the Company for cause, Ms. Payne shall be entitled to receive payment of her base salary and target cash bonus for the remaining term of her employment agreement, and all benefits granted to Ms. Payne under the Company’s various compensation plans shall immediately vest in full. Ms. Payne shall also receive such payments if her termination of employment is within 90 days of any of the following events: (w) a change of control, (x) a substantial diminution of duties or responsibilities, (y) a change in title without consent and (z) a change in location of employment outside metro Detroit area. Payments under the clause will be reduced by amounts Ms. Payne receives from other employment during such payment period.

For any other termination, including for cause, voluntary termination without good reason, death or disability, Ms. Payne shall receive any amounts accrued to the date of termination and as provided for in Company’s compensatory plans.

Change of Control/Severance Payment Table

The following table estimates the potential payments and benefits to the named executive officers upon termination of employment or a change of control, assuming such event occurs on December 31, 2011. These estimates do not reflect the actual amounts that would be paid to such persons, which would only be known at the time that they become eligible for payment and would only be payable if the specified event occurs.

Items Not Reflected in Table. The following items are not reflected in the table set forth below:

•	Accrued salary, cash bonus (except to the extent specifically noted in Ms. Payne’s employment agreement) and paid time off.

•	Costs of COBRA or any other mandated governmental assistance program to former employees.

•	Amounts outstanding under the Company’s 401(k) plan.

•

Supplemental Retirement Savings Plan.    If such participant’s employment is terminated for any reason, upon the occurrence of specified events (including a change of control of TRG, the dissolution of TRG or the termination (without renewal) of the Manager’s services agreement with TRG), or the Company accelerates such payment as of December 31, 2011, then the participant would receive the aggregate balance amount relating to the plan as set forth in the “Nonqualified Deferred Compensation in 2011” table.

•

Robert Taubman’s Deferral of TRG Units.    If Mr. Taubman’s employment is terminated for any reason as of December 31, 2011, the Deferred TRG units will be paid to Mr. Taubman in ten annual installments. If Mr. Taubman’s employment is terminated within six months of a change of control, then the Deferred TRG units will be paid to Mr. Taubman in a single distribution. The aggregate balance amount relating to this deferral arrangement is set forth in the “Nonqualified Deferred Compensation in 2011” table.

Change of Control Payments—IRC Section 280G Valuation.    IRC Section 280G imposes tax sanctions for payments made by the Company that are contingent upon a change of control and equal to or greater than three times an executive’s most recent five-year average annual taxable compensation (the “base amount”). If tax sanctions apply, all payments above the base amount become subject to a 20% excise tax (paid by the executive) and are ineligible for a tax deduction by the Company. Key assumptions of the analysis include:

•	Change of control and termination of employment occurs as of December 31, 2011; and

•

The only applicable payments are cash severance (2.5x salary plus annual cash bonus, with the cash bonus being the highest annual cash bonus earned in the prior three years), welfare benefits (10% of base salary), one year of outplacement services (20% of base salary), and accelerated vesting of options, restricted share units and performance share units.

Other Notes Applicable to Table.

•

The 1992 Option Plan and 2008 Omnibus Plan provide for the acceleration of vesting of share-based awards upon retirement, death, disability or a change of control. In addition, for Ms. Payne, such share-based awards will vest upon a termination by the Company without cause. The table reflects the intrinsic value of such acceleration, which is (A) for each unvested option, $62.10 less the exercise price, (B) for each unvested restricted share unit, $62.10, and (C) for each performance share unit, (i) in the case of death, disability or retirement, $62.10 per performance share unit for 2011 awards (1x multiplier), $62.10 multiplied by 3.0 per performance share unit for 2010 awards (the multiplier as of December 31, 2011 for the 2010 awards), and $62.10 multiplied by 2.44 per performance share unit for the 2009 awards (the multiplier as of December 31, 2011 for the 2009 awards), and (ii) in the case of a change of control and for Ms. Payne upon a termination by the Company without cause, $62.10 multiplied by 2.96 per performance share unit for the 2011 awards (the multiplier based on current performance through December 31, 2011 for the 2011 awards), 3.0 per performance share unit for the

2010 awards (the multiplier based on current performance through December 31, 2011 for the 2010 awards) or 2.44 per performance share unit for the 2009 awards (the multiplier based on current performance through December 31, 2011 for the 2009 awards). $62.10 represents the closing price on the NYSE on December 30, 2011. The table does not reflect the intrinsic value of vested options, which is set forth in “—Outstanding Equity Awards At December 31, 2011”).

•

The Committee has discretion to accelerate the vesting of options (six months after the grant date), restricted share unit and performance share unit awards to the extent not expressly set forth above. The table assumes the Committee does not utilize such discretion.

•

For a termination following a change of control, the table below assumes such termination is other than for cause, death or disability, or due to the executive resigning for good reason, or upon certain terminations in connection with or in anticipation of a change of control.

•	None of the named executive officers are eligible for retirement and therefore termination due to retirement is not included in the table below.

•	Life insurance amounts only reflect policies paid for by the Company.

•	The table assumes a “disability” is of a long-term nature, which triggers vesting of share-based awards. Disability payments are shown on an annual basis.

CHANGE OF CONTROL AND SEVERANCE PAYMENTS

	Cash Severance ($)	Miscellaneous Benefits ($)(1)	Acceleration of Share- Based Awards ($)	Life Insurance Proceeds ($)	Annual Disability Benefits ($)	280G Tax Gross Up ($)		Total ($)(5)
Robert S. Taubman(2)
Death	—	—	19,193,813	1,400,000	—	—		20,593,813
Disability	—	—	19,193,813	—	360,000	—		19,553,813
Change of control	—	—	21,049,982	—	—	—		21,049,982
Lisa A. Payne(3)
Termination without cause	1,889,030	—	13,848,350	—	—	—		15,737,380
Death	—	—	12,723,329	1,400,000	—	—		14,123,329
Disability	—	—	12,723,329	—	360,000	—		13,083,329
Change of control	1,674,946	261,290	13,848,350	—	—	—	(4)	15,784,586
William S. Taubman(2)
Death	—	—	11,632,706	1,400,000	—	—		13,032,706
Disability	—	—	11,632,706	—	360,000	—		11,992,706
Change of control	—	—	12,757,727	—	—	—		12,757,727
David T. Weinert(2)
Death	—	—	6,456,474	1,400,000	—	—		7,856,474
Disability	—	—	6,456,474	—	360,000	—		6,816,474
Change of control	2,062,170	174,193	6,996,528	—	—	1,506,021	(4)	10,738,912
Stephen J. Kieras(2)
Death	—	—	5,176,777	1,400,000	—	—		6,576,777
Disability	—	—	5,176,777	—	360,000	—		5,536,777
Change of control	1,616,111	156,774	5,593,046	—	—	1,322,935	(4)	8,688,866

(1)	Amount includes the value of continuing health and welfare benefits for 30 months after December 31, 2011 and outplacement services for one year after December 31, 2011.

(2)

Except as specified in “—Items Not Reflected in Table,” such person does not receive any additional payments if (A) he voluntarily terminates his employment, or (B) his employment is terminated by the Company with or without cause.

(3)

Except as specified in “—Items Not Reflected in Table”, she does not receive any additional payments if (A) she voluntarily terminates such employment, or (B) her employment is terminated by the Company with cause.

(4)	Ms. Payne, Mr. Weinert and Mr. Kieras each are eligible for a 280G tax gross up. No such payment would have been due to Ms. Payne upon a change of control as of December 31, 2011.

(5)	For terminations due to disability, the total amounts only include one year of disability benefits. In actuality, such amount will be paid on an annual basis.

RELATED PERSON TRANSACTIONS

Policies and Procedures

To assist the Company in complying with its disclosure obligations and to enhance the Company’s disclosure controls, the Board approved a formal policy in December 2006 regarding related person transactions, which generally reflects the historical process and procedures utilized by the Company on an informal basis. A “related person” is a director, officer, nominee for director or a more than 5% shareholder (of any class of the Company’s Voting Stock) since the beginning of the Company’s last completed fiscal year, and their immediate family members. A related person transaction is any transaction or any series of transactions in which the Company was or is to be a participant, the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

Specifically, the policy establishes a process for identifying related persons and procedures for reviewing and approving such related person transactions. In addition, directors and executive officers are required to complete an annual questionnaire in connection with the Company’s proxy statement for its annual meeting of shareholders, which includes questions regarding related person transactions, and such persons also are required to provide written notice to the Company’s General Counsel or outside general counsel of any updates to such information prior to the annual meeting. Further, the Company’s financial and other departments have established additional procedures to assist the Company in identifying existing and potential related person transactions and other potential conflict of interest transactions.

From January 1, 2011 through the date hereof, the Company’s related person transactions were solely with the Taubman family and their affiliates. The Audit Committee and/or the independent directors of the Board reviewed such business transactions to ensure that the Company’s involvement in such transactions were on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and were in the best interests of the Company and its shareholders. When necessary or appropriate, the Company has engaged third party consultants and special counsel, and the Board has created a special committee, to review such transactions. While Robert Taubman and William Taubman may participate in certain discussions regarding Company transactions with the Taubman family and affiliates, they recuse themselves from the approval process by the Board or Audit Committee and do not negotiate contractual terms or control the Company’s strategies with respect to such transactions.

Related Person Transactions

The Manager is the manager of the Sunvalley shopping center (Sunvalley) in Contra Costa County, California, and has been the manager since its development. TRG owns a 50% general partnership interest in SunValley Associates, a California general partnership, which indirectly owns the center. The other 50% partner consists of two entities owned and controlled by A. Alfred Taubman, the Company’s largest shareholder, former Chairman of the Board and the father of Robert and William Taubman. Sunvalley’s partnership agreement names TRG as the managing general partner and provides that so long as TRG has an ownership interest in the property, the Manager will remain its manager and leasing agent.

A. Alfred Taubman and certain of his affiliates receive various management services from the Manager. For such services, Mr. A. Taubman and affiliates paid the Manager approximately $2.3 million in 2011.

During 2011, the Manager paid approximately $2.8 million in rent and operating expenses for office space in the building in which the Manager maintains its principal offices and in which A. Taubman, Robert Taubman and William Taubman have financial interests. The office lease, which was renewed in 2004 effective May 1, 2005, terminates in April 2015. The lease also provides for a five-year renewal option at the end of the term. Effective May 1, 2005, the first year annual rent was $1.4 million, the second to fifth years’ rent is $2.4 million per year and the sixth to tenth years’ rent is $2.6 million per year.

The Taubman Asset Group, an entity which manages the personal assets of, and provides administrative services to, the Taubman family, including A. Alfred Taubman (collectively, the “Taubman Family”), utilize a portion of the Manager’s Bloomfield Hills, Michigan offices and a portion of the Manager’s New York offices. For the use of the office space, they paid the Manager approximately $332,000 in 2011, representing their pro rata share of the total occupancy costs. In addition, employees of the Taubman Asset Group, Mr. A. Taubman and certain employees of members of the Taubman Family and other affiliated companies of the Taubman Family were enrolled in the benefit program of the Manager. For participation in the Manager’s benefit program, participants paid the Manager approximately $952,000 in 2011, representing 100% reimbursement of the costs associated with their employees’ participation in the benefit program plus a 15% administrative fee. Offsetting this expense is a $93,000 refund paid by the Manager due to a health and dental surplus as a result of lower claims. This refund was calculated based on the participants’ share of participating employees in the benefit program.

The Manager leases a corporate plane for business use and was reimbursed approximately $509,000 in 2011 by the Taubman Family for personal use of the corporate plane, representing 100% of the incremental costs of such use. During 2011, the Manager signed a lease for a new plane, which was effective June 2011 and terminates in June 2018. Additionally, after its delivery, the plane was refurbished and Robert Taubman reimbursed the Manager $108,000 in 2011 for his portion of the refurbishment costs that were made at his request. See “Compensation Discussion and Analysis—2011 Compensation Determinations—Perquisites” for information on calculating incremental cost to the Company in respect of corporate plane use.

At the time of the Company’s initial public offering and its acquisition of its partnership interest in TRG, the Company entered into an agreement (the Cash Tender Agreement) with A. Alfred Taubman, who owns an interest in TRG, whereby he has the annual right to tender to the Company TRG units (provided that the aggregate value is at least $50 million) and cause the Company to purchase the tendered interests at a purchase price based on its market valuation on the trading date immediately preceding the date of the tender. At Mr. A. Taubman’s election, his family may participate in tenders. The Company will have the option to pay for these interests from available cash, borrowed funds, or from the proceeds of an offering of common stock. Generally, the Company expects to finance these purchases through the sale of new shares of its stock. The tendering partner will bear all market risk if the market price at closing is less than the purchase price and will bear the costs of sale. Any proceeds of the offering in excess of the purchase price will be for the sole benefit of the Company. The Company accounts for the Cash Tender Agreement as a freestanding written put option. As the option put price is defined by the current market price of the Company’s stock at the time of tender, the fair value of the written option defined by the Cash Tender Agreement is considered to be zero. Based on a market value at December 30, 2011 of $62.10 per common share, the aggregate value of interests in TRG that may be tendered under the Cash Tender Agreement was approximately $1.5 billion. The purchase of these interests at December 31, 2011 would have resulted in the Company owning an additional 29% interest in TRG.

AUDIT COMMITTEE DISCLOSURE

The Audit Committee acts under a written charter available at www.taubman.com under Investing—Corporate Governance. Each of the members of the Audit Committee is independent under the Company’s Corporate Governance Guidelines and as independence for audit committee members is defined by the rules adopted by the SEC and the NYSE.

As described more fully in its charter, the Audit Committee is responsible for providing independent, objective oversight and review of the Company’s accounting functions and internal controls. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and compliance with applicable laws and regulations. KPMG, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.) (“PCAOB”) and for expressing their opinions thereon.

The responsibilities of the Audit Committee include engaging an accounting firm to be the Company’s independent registered public accounting firm and establishing the terms of retention, including compensation. Additionally, the Audit Committee reviews and evaluates, and discusses and consults with management, internal audit personnel and the independent registered public accounting firm on matters which include the following:

•	the plan for, and the independent registered public accounting firm’s report on, each audit of the Company’s financial statements;

•	the Company’s quarterly and annual financial statements contained in reports filed with the SEC or sent to shareholders;

•	changes in the Company’s accounting practices, principles, controls or methodologies, or in its financial statements;

•	significant developments in accounting rules;

•	the adequacy of the Company’s internal accounting controls, and accounting, financial and auditing personnel; and

•

the continued independence of the Company’s independent registered public accounting firm and the monitoring of any engagement of the independent registered public accounting firm to provide non-audit services.

Pre-Approval Policies and Procedures for Audit and Non-Audit Services

The Audit Committee has developed policies and procedures concerning its pre-approval of the performance of audit and non-audit services. These policies and procedures provide that the Audit Committee must pre-approve all audit and permitted non-audit services (including the fees and terms thereof) to be performed for the Company. If a product or service arises that was not already pre-approved, the Audit Committee has delegated to the Chairman of the Audit Committee the authority to consider and pre-approve such services between quarterly meetings of the Audit Committee. In pre-approving all audit services and permitted non-audit services, the Audit Committee or a delegated member must consider whether the provision of the permitted non-audit services is consistent with maintaining the independence of the Company’s independent registered public accounting firm. Any interim approvals granted by the Chairman of the Audit Committee are reported to the entire Audit Committee at its next regularly scheduled meeting.

Fees of the Independent Registered Public Accounting Firm

The following table sets forth the fees the Company was billed for audit and other services provided by KPMG in 2011 and 2010. All of such services were approved in conformity with the pre-approval policies and procedures described above. The Audit Committee, based on its reviews and discussions with management and KPMG noted above, determined that the provision of these services was compatible with maintaining KPMG’s independence.

	2011 ($)	2010 ($)
Audit Fees	1,333,277	1,173,600
Audit-Related	230,568	20,500
Tax Fees	67,163	11,309
Other Fees	38,407	169,136

Total Fees	1,669,415	1,374,545

Audit Fees.    Audit fees relate to professional services rendered by KPMG for the audits of the Company’s annual financial statements and the Company’s internal control over financial reporting, review of the financial statements included in the Company’s quarterly reports on Form 10-Q and services that are normally provided by the accountant in connection with these filings. The table includes $649,600 and $631,100 in 2011 and 2010, respectively, related to individual shopping center audit reports.

Audit-Related Fees.    Audit-related fees relate to assurance and related services by KPMG that are reasonably related to the performance of the audit or review of the Company’s financial statements. In 2011, these audit-related services consisted of services related to the Company’s acquisitions of centers and Taubman TCBL, in addition to audits of an employee benefit plan and the South Korea branch office. In 2010, these audit-related services primarily consisted of an audit of an employee benefit plan.

Tax Fees.    Tax fees in 2011 and 2010 relate to tax consulting and compliance services for certain tax filings.

Other Fees.    Other fees in 2011 relate to advisory services regarding an analysis of enterprise risk management.

REPORT OF THE AUDIT COMMITTEE

In connection with the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2011, and the consolidated financial statements to be included therein, the Audit Committee has:

(1) reviewed and discussed the audited consolidated financial statements with management;

(2) discussed with KPMG, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended; and

(3) received the written disclosures and letter from KPMG required by the applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence with respect to the Company.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Annual Report on Form 10-K/A for the year ended December 31, 2011 filed with the SEC.

The Audit Committee

Jerome A. Chazen, Chairman

William U. Parfet

Ronald W. Tysoe

PROPOSAL 2 —

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012

Although shareholder ratification of the appointment is not required by law and is not binding on the Company, the Audit Committee will take the appointment of KPMG under advisement if such appointment is not ratified by the affirmative vote of two-thirds of the shares of Voting Stock entitled to vote on the record date. KPMG has served as the Company’s independent registered public accounting firm since 2004, and the appointment of KPMG in such years was ratified by the Company’s shareholders at the respective annual meetings. See “Audit Committee Disclosure” for a description of fees in 2011 and 2010 and other matters related to KPMG’s provision of services to the Company.

The Company expects that representatives of KPMG will be present at the annual meeting and will be available to respond to appropriate questions. Such representatives will also have an opportunity to make a statement.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2012.

PROPOSAL 3 —

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Our Board of Directors proposes that shareholders provide advisory (non-binding) approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the SEC’s rules (commonly known as a “say-on-pay” proposal). We recognize the interest our shareholders have in the compensation of our executives and we are providing this advisory proposal in recognition of that interest and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act.

As described in detail under the heading “Compensation Discussion and Analysis,” our named executive officer compensation program is designed to attract, motivate, and retain our named executive officers, who are critical to our success, and ensure alignment of such persons with shareholders. Under this program, our named executive officers are rewarded for their service to the Company, the achievement of specific performance goals and the realization of increased shareholder value. We believe our executive officer compensation programs also are structured appropriately to support our Company and business objectives, as well as to support our culture. The Compensation Committee regularly reviews the compensation programs for our named executive officers to ensure the fulfillment of our compensation philosophy and goals.

Please read the “Compensation Discussion and Analysis,” beginning on page 26, and the “Named Executive Officer Compensation Tables,” beginning on page 42, for additional details about our named executive officer compensation program, including information about the target and earned compensation of our named executive officers in 2011.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. We value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, its executive officers and persons who beneficially own more than 10% of a registered class of the Company’s equity securities (“insiders”) to file reports with the SEC regarding their pecuniary interest in any of the Company’s equity securities and any changes thereto, and to furnish copies of these reports to the Company. Based on the Company’s review of the insiders’ forms furnished to the Company or filed with the SEC and representations made by the directors and executive officers of the Company, no insider failed to file on a timely basis a Section 16(a) report in 2011.

The Board has determined that the current members of the Compensation Committee qualify as non-employee directors as defined in Rule 16b-3 of the Exchange Act.

Cost of Proxy Solicitation

The cost of preparing, assembling and mailing the proxy material will be paid by the Company. The Company will request brokers, banks and other nominees to send the Notice and/or proxy material to, and to obtain proxies from, the beneficial owners and will reimburse such holders for their reasonable expenses in doing so. In addition, the Company’s directors, officers and regular employees may solicit proxies by mail, telephone, facsimile or in person, but they will not receive any additional compensation for such work. Further, Innisfree M&A Incorporated has been retained to provide proxy solicitation services for a fee not to exceed $12,500 (excluding expenses).

Presentation of Shareholder Proposals and Nominations at 2013 Annual Meeting

Any shareholder proposal intended to be included in the Company’s proxy statement and form of proxy for the 2013 annual meeting (pursuant to Rule 14a-8 of the Exchange Act) must be received by the Company at 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304-2324 by the close of business on December 26, 2012, and must otherwise be in compliance with the requirements of the SEC’s proxy rules.

Any director nomination or shareholder proposal of other business intended to be presented for consideration at the 2013 annual meeting, but not intended to be considered for inclusion in the Company’s proxy statement and form of proxy relating to such meeting (i.e. not pursuant to Rule 14a-8 of the Exchange Act), must be received by the Company at the address stated above between February 8, 2013 and the close of business on March 8, 2013 to be considered timely. However, if the 2013 annual meeting occurs more than 30 days before or 60 days after June 7, 2013, the Company must receive nominations or proposals (A) not later than the close of business on the later of the 90th day prior to the date of the 2013 annual meeting or the 10th day following the day on which public announcement is made of the date of the 2013 annual meeting, and (B) not earlier than the 120th day prior to the 2013 annual meeting. See “Board Matters—Committees of the Board—Nominating and Corporate Governance Committee” for further information on the advance notice provisions set forth in the By-laws.

Householding

The Company has elected to send a single copy of its annual report and this proxy statement to any household at which two or more shareholders reside unless one of the shareholders at such address provides notice that he or she desires to receive individual copies or has elected e-mail delivery of proxy materials. This “householding” practice reduces the Company’s printing and postage costs. Shareholders may request to discontinue or re-start householding, or to request a separate copy of the 2011 annual report and 2012 proxy statement, as follows:

•	Shareholders owning their Voting Stock through a broker, bank or other nominee should contact such record holder directly; and

•

Shareholders of record should contact Broadridge Investor Communications Solutions, toll-free at 1-800-542-1061, or may write to: Broadridge Investor Communications Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

2011 Annual Report

The Annual Report of the Company for the year ended December 31, 2011, including financial statements for the three years ended December 31, 2011 audited by KPMG, LLP, the Company’s independent registered public accounting firm, is being furnished with the proxy statement through the Internet, via e-mail or by paper delivery. See “About the Meeting—How can I access the Company’s proxy materials and other reports filed with the SEC?” for further information about delivery of the 2011 annual report.

We urge you to vote promptly to save us the expense of additional solicitation.

By Order of the Board of Directors,

Robert S. Taubman,

Chairman of the Board, President and

Chief Executive Officer

April 23, 2012

TAUBMAN CENTERS, INC. 200 EAST LONG LAKE RD. SUITE 300 BLOOMFIELD HILLS, MI 48304-2324	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 4, 2012 for shareholders in The Taubman Company’s 401(k) Plan and up until 11:59 P.M. Eastern Time on June 6, 2012 for registered and Series B Preferred shareholders. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Taubman Centers, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 4, 2012 for shareholders in The Taubman Company’s 401(k) Plan and up until 11:59 P.M. Eastern Time on June 6, 2012 for registered and Series B Preferred shareholders. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees

01	Graham T. Allison 02 Peter Karmanos, Jr. 03 William S. Taubman
The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain
2	Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2012.							☐	☐	☐
3	Advisory approval of the named executive officer compensation.							☐	☐	☐
NOTE: Election of Nominees above is for a three-year term.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS - JUNE 7, 2012

The undersigned appoints each of Robert S. Taubman and Lisa A. Payne, with full power of substitution, to represent the undersigned at the annual meeting of shareholders of Taubman Centers, Inc. on Thursday, June 7, 2012, and at any adjournment or postponement, and to vote at such meeting the shares of Common Stock and Series B Preferred Stock that the undersigned would be entitled to vote if personally present in accordance with the following instructions and to vote in their judgment upon all other matters that may properly come before the meeting and any adjournment or postponement. The undersigned revokes any proxy previously given to vote at such meeting.

EXCEPT AS SET FORTH BELOW FOR SHARES HELD IN THE TAUBMAN COMPANY AND RELATED ENTITIES EMPLOYEE RETIREMENT SAVINGS PLAN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN FAVOR OF ITEMS (1), (2) AND (3) IF THIS PROXY IS PROPERLY EXECUTED AND NO INSTRUCTION IS PROVIDED FOR SUCH ITEM(S).

This proxy also provides voting instructions for shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Taubman Stock Fund in The Taubman Company and Related Entities Employee Retirement Savings Plan (the 401(k) Plan). This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 11:59 P.M. Eastern Time on June 4, 2012 the 401(k) Plan’s Trustee will vote shares held in the plan in the same proportion as votes received from other participants in the 401(k) Plan.

Continued and to be signed on reverse side